UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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Viad Corp

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Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

April 4, 2018

Dear Fellow Viad Corp Shareholder:

We look forward to your attendance in person or by proxy at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the meeting at 8:00 a.m. Mountain Standard Time on Thursday, May 17, 2018, at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona. Please review the attached formal notice of the meeting and proxy statement for information about the matters to be voted on by shareholders.

Our directors and officers will be available at the meeting to speak with you. Shareholders will have the opportunity to ask questions or make comments related to the matters voted on and about our company. The agenda for this year’s annual meeting includes the following items:

Agenda Item	Board Recommendation
Election of Directors	FOR
Ratification of Selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018	FOR
Advisory approval of named executive officer compensation	FOR

Your vote is important, and we urge you to cast your vote promptly. Whether you plan to attend the meeting or not, we hope that your shares are represented and voted. In advance of the meeting on May 17, please cast your vote through the Internet, by telephone, or by mail. Instructions on how to vote are found in the section entitled “How to Vote” on page 1.

Thank you for continuing to support our company.

Sincerely,

Richard H. Dozer	Steven W. Moster
Chairman of the Board of Directors	President and Chief Executive Officer

Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	8:00 a.m., Mountain Standard Time, Thursday, May 17, 2018
Place:	Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona
Record Date:	March 22, 2018
Voting:

Shareholders as of the close of business on the Record Date are entitled to receive this notice and to vote at our annual meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Matters to be voted on:

1.	Elect the following three nominees, each for a three-year term: Richard H. Dozer, Virginia L. Henkels, and Robert E. Munzenrider;
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018;
3.	Advisory approval of named executive officer compensation; and
4.	Any other business that may properly come before our annual meeting.

Your vote is important! Please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” on page 1 of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card. The Board of Directors is soliciting your proxy.

By Order of the Board of Directors,

Irma Villarreal

Assistant General Counsel and Assistant Secretary

April 4, 2018

Important Notice Regarding the Availability of Proxy Materials

The 2018 Proxy Statement and 2017 Annual Report on Form 10-K are available at

http://www.viad.com/investors/annual-meeting-proxy-materials

Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on May 17, 2018:

Our Notice of 2018 Annual Meeting of Shareholders, Proxy Statement, and

2017 Annual Report on Form 10-K are available at

http://www.viad.com/investors/annual-meeting-proxy-materials

Our Board of Directors (the “Board”) is providing this Proxy Statement in connection with Viad’s 2018 Annual Meeting of Shareholders to be held on Thursday, May 17, 2018 at 8:00 a.m., Mountain Standard Time, at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona and any adjournment or postponement thereof (the “Annual Meeting”).

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed on or about April 4, 2018, to all shareholders entitled to vote at the Annual Meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials by providing access to those documents on the Internet. The Notice contains instructions on how to access our proxy materials and vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card.

A list of shareholders entitled to vote will be available at the Annual Meeting for examination by any shareholder for any proper purpose. The list will also be available on the same basis for 10 days prior to the Annual Meeting at our principal executive office at the address listed above.

PROXY STATEMENT SUMMARY

Below are highlights of certain information in this Proxy Statement. As it is only a summary, it may not contain all of the information that is important to you. For more complete information, please refer to the complete Proxy Statement and Viad Corp’s Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10‑K”), before you vote. References to “we,” “us,” “our,” “the Company,” and “Viad” refer to Viad Corp and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

2018 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	8:00 a.m., Mountain Standard Time, Thursday, May 17, 2018
Place:	Royal Palms Hotel, 5200 East Camelback Road, Phoenix, Arizona
Record Date:	March 22, 2018
Voting:

Shareholders as of the close of business on the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

HOW TO VOTE

Your vote is important! Please cast your vote and play a part in Viad’s future.

Shareholders of record, who hold shares registered in their names, can vote by:

Internet at www.proxyvote.com	Calling 1-800-690-6903 Toll-free from the U.S. or Canada	Mail Return the signed proxy card

The deadline for voting online or by telephone is 11:59 p.m. ET on May 16, 2018. If you vote by mail, your proxy card must be received before the Annual Meeting. If you hold shares in a Viad 401(k) plan, your voting instructions must be received by 11:59 p.m. ET on May 14, 2018.

Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, as provided by the bank, broker, or other nominee. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.

If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible.

Viad Corp | PROXY STATEMENT SUMMARY	1

MATTERS TO BE VOTED UPON

The following table summarizes the proposals to be voted upon at the Annual Meeting and our Board’s voting recommendations with respect to each proposal.

Proposals		Board’s Recommendation
1.	Elect the following three nominees, each for a three-year term: Richard H. Dozer, Virginia L. Henkels, and Robert E. Munzenrider	✓	FOR each Director Nominee
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018	✓	FOR
3.	Hold an advisory vote to approve the compensation of our named executive officers	✓	FOR

Record Date	March 22, 2018. On the Record Date, we had 20,467,665 shares of our common stock outstanding.

Voting

If you were a holder of Viad common stock on the Record Date, you may vote in person at the Annual Meeting, via the Internet, by automated telephone voting, or by proxy. Each share held by you is entitled to one vote.

Proxies

We will vote signed returned proxies “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, and “FOR” the approval of the 2017 executive compensation, unless you vote differently on the proxy card. The proxy holders will use their discretion on any other matters that may properly come before the Annual Meeting. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Annual Meeting. To revoke your proxy, follow the procedures listed under the “Voting Procedures” and “Revoking Your Proxy” sections of this Proxy Statement.

 FORWARD-LOOKING STATEMENTS

This proxy statement contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. These forward-looking statements are not historical facts, but reflect our current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, strategic actions, acquisitions, the timing of hospitality and attractions’ openings, the sufficiency of our legal reserves,  show rotation, same-show revenue, segment operating income, adjusted segment EBITDA, attraction start-up costs, the realization of deferred tax assets, contributions to pension and postretirement benefit plans, legal expenses, tax rates and other tax matters, and foreign exchange rates. Actual results could differ materially from those discussed in the forward-looking statements. Our business can be affected by a host of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from those described in our forward looking statements include, but are not limited to, the risks discussed in our recently filed Annual Report on Form 10-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this proxy statement except as required by applicable law or regulation.

2	Viad Corp | PROXY STATEMENT SUMMARY

PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

Our Corporate Governance and Nominating Committee (the “Governance Committee”) recommended and our Board of Directors (the “Board”) nominated the three incumbent directors listed below under “Director Nominees.”  Each of the director nominees is independent under the New York Stock Exchange (“NYSE”) listing standards, applicable SEC rules and regulations, and our Corporate Governance Guidelines (the “Guidelines”).

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Our Bylaws provide that, in an election in which the number of nominees for election equals the number of directors to be elected, director nominees must be elected by a majority of the votes cast. The Bylaws also provide that if an incumbent director nominee is not elected by a majority vote, then the director will tender his or her resignation to the Board. The Governance Committee will then recommend whether the Board should accept or reject the resignation, or whether other action should be taken. The Board is required to publicly disclose its decision, including the rationale behind it, within 90 days of certifying the election results. The director who tenders his or her resignation does not participate in the Board’s decision. In contested elections where the number of nominees exceeds the number of directors to be elected, the Bylaws provide for a plurality vote standard.

SKILLS, QUALIFICATIONS, AND EXPERIENCE OF DIRECTORS

Our directors have many individual qualifications, however, our Board believes that all of our directors should have certain specific qualifications. Our Board has concluded that each director listed under the “Director Nominees” and “Directors Continuing in Office” sections of this Proxy Statement should serve on the Board. These qualifications include:

•	Commitment to the long-term interest of our shareholders;
•	Highest ethical standards and integrity;
•	Willingness to act on and be accountable for Board decisions;
•	Ability to provide informed and thoughtful counsel to top management on a range of issues;
•	History of achievement that reflects superior standards for himself/herself and others;
•	Loyalty and commitment to driving the Company’s success;
•	Willingness to ask questions and pursue answers;
•	Ability to take tough positions, while at the same time work as a team player;
•	Willingness to devote sufficient time to carrying out his/her duties and responsibilities effectively as a Board member, and a commitment to serve on the Board for an extended period of time;
•	Adequate time to spend learning our businesses; and
•	Individual background that provides a portfolio of experience, knowledge, and personal attributes commensurate with our needs.

BOARD STRUCTURE

We have eight directors on our Board, and our Board is divided into three classes. The term of one class of directors expires at each annual meeting, and nominees are elected to that class for a term of three years. Three directors are proposed for election at this year’s Annual Meeting.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	3

DIRECTOR NOMINEES

Our Board has nominated Richard H. Dozer, Virginia L. Henkels, and Robert E. Munzenrider for election at the Annual Meeting. All nominees are independent members of the Board and, if elected, each have agreed to serve another term, which will expire in 2021.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the three director nominees listed below.

The following information regarding each director nominee is as of March 22, 2018.

Richard H. Dozer (Chairman)

Director since: 2008

Age: 60

Mr. Dozer has served as our independent Chairman of the Board since December 2014. Mr. Dozer was President of the Arizona Diamondbacks, a Major League Baseball franchise, from the team’s inception in 1995 until 2006, Vice President and Chief Operating Officer of the Phoenix Suns, a National Basketball Association professional basketball franchise, from 1987 to 1995, and President of Talking Stick Arena (formerly US Airways Center and America West Arena) from 1989 to 1995. Mr. Dozer also has financial experience, from serving as an audit manager and in other positions at Arthur Andersen, a global public accounting firm, from 1979 to 1987, during which time he held a Certified Public Accountant (“CPA”) license. Mr. Dozer was also Chairman of the Phoenix Office of GenSpring Family Offices, a wealth management firm for ultra-high net worth families, from 2008 to 2013. He also serves as Treasurer of the Greater Phoenix Convention and Visitors Bureau. Mr. Dozer is a co-founder of and was the managing partner of CDK Partners, a real estate development and investment company, from 2006 to 2008.  Mr. Dozer is a director and Vice Chairman of the board of Blue Cross Blue Shield of Arizona, a health insurance provider, as well as a member of its Finance Committee, Executive Committee, Human Resources and Compensation Committee and Audit Committee.  Mr. Dozer is also a director of Knight-Swift Transportation Holdings Inc. (NYSE: KNX), a provider of truckload transportation and logistics services, where he serves on the Audit and Finance Committees.  Prior to its merger with Knight Transportation, Inc. in September 2017, Mr. Dozer was a director for Swift Transportation Company from 2008 to 2017.  He is currently a director and Audit Committee member of Cole Office & Industrial REIT (CCIT II), a public non-listed real estate investment trust, and previously served as a director of Apollo Education Group, Inc. and Stratford American Corporation. Our board of directors believes that Mr. Dozer possesses specific attributes that qualify him to serve as a director, including his experience in operations, management, sales, and marketing of large-scale live corporate and consumer events as well as his extensive financial experience.

4	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

Virginia L. Henkels

Director since: 2017

Age: 49

Ms. Henkels has served as a director of LCI Industries (NYSE: LCII), a supplier of components for original equipment manufacturers of recreational vehicles and adjacent industries, and she has also served on the Audit and Compensation Committees since 2017. From 2008 to 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a then-publicly traded transportation services company, where she led numerous capital market transactions including its 2010 Initial Public Offering. She also held various finance and accounting leadership positions with increasing responsibilities since 2004 at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc. (NYSE: HON), a worldwide diversified technology and manufacturing leader, including an expatriate international assignment. Ms. Henkels is currently a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations. She is a former CPA with extensive experience in finance, accounting, capital markets, and investor relations as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.

Robert E. Munzenrider

Director since: 2004

Age: 73

Mr. Munzenrider is Founder or Co-Founder of several e-commerce businesses, and was President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc. (NASDAQ: APOG), a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the glass services segment of Apogee Enterprises, Inc. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc. (NYSE: SJT), an international medical device manufacturing and marketing company. From 2010 to 2017, Mr. Munzenrider was a director of MGC Diagnostics Corporation (NASDAQ: MGCD) (formerly Angeion Corporation), a designer, manufacturer, and distributer of cardio respiratory diagnostic systems and related software and programs for the management and improvement of health and fitness, and he also served as Chair of the Audit Committee and a member of the Nominating Committee. He previously served on other public company boards. As a former CPA, Mr. Munzenrider has a strong finance and accounting background, having served in the position of Chief Financial Officer for a majority of his professional career. In addition, he has a historical familiarity with our operations, having served as Chief Financial Officer of three of our former operating companies from 1982 to 1997.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	5

DIRECTORS CONTINUING IN OFFICE

Information regarding the five directors continuing in office until the expiration of their designated terms is presented below.

For Terms Expiring at the 2019 Annual Meeting of Shareholders:

Andrew B. Benett

Director since: 2013

Age: 47

Mr. Benett has been the Global Chief Commercial Officer at Bloomberg Media Group (part of Bloomberg LP), a global media company, since 2017. He previously served as Global Chief Executive Officer of Havas Creative Group, a global integrated marketing communications group and the largest business unit of Havas S.A., from 2014 to 2017. From 2010 to 2013, Mr. Benett held the position of Global Chief Executive Officer of Arnold Worldwide, a Havas company. Mr. Benett joined Havas Worldwide, then known as Euro RSCG Worldwide, in 2004 as Global Chief Strategy Officer. Prior to joining Havas, Mr. Benett was Executive Vice President, Executive Director, Strategy and Innovation at FutureBrand Company, Inc., a brand strategy, innovation and marketing consultancy. Mr. Benett sits on The College Board of Advisors at Georgetown University, is a member of the 2012 class of Henry Crown Fellows at the Aspen Institute and is a member of the Aspen Global Leadership Network. Mr. Benett brings extensive experience in the areas of innovative marketing solutions and digital media, as well as deep knowledge of the digital and social media revolution influencing businesses.

Isabella Cunningham

Director since: 2005

Age: 75

Dr. Cunningham has been the Stan Richards Chair in Advertising and Public Relations at the Stan Richards School of Advertising and Public Relations of The University of Texas at Austin since 2015. Previously, Dr. Cunningham was the Ernest A. Sharpe Professor in Communication from 1983 to 2015. Dr. Cunningham was the Chair of the Advertising Department from 1977 to 1985 and again from 2001 to 2014. She has been a Professor at The University of Texas at Austin since 1981. Dr. Cunningham is also a consultant and has been an expert witness in advertising and intellectual property in state and federal cases. She has also been a consultant in business and marketing strategy for over 35 years.  Dr. Cunningham is the author of 10 books and numerous scholarly articles, and is considered a national and international authority in advertising. Dr. Cunningham serves as a member of several editorial boards, nonprofit organizations and many university and community organizations. Dr. Cunningham acquired executive management and governance experience during her service on the boards of directors of for-profit companies and non-profit organizations. She also served on the Board of Trustees of St. Edward’s University for 25 years where she currently serves as a Trustee Emeritus. Dr. Cunningham brings extensive knowledge and expertise regarding the marketing industry, including the face-to-face marketing space in which we compete.

6	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

Steven W. Moster

Director since: 2014

Age: 48

Mr. Moster has served as our President and Chief Executive Officer since 2014 and as President of GES since November 2010. Mr. Moster served in various executive management roles within the GES organization, including Executive Vice President–Chief Sales & Marketing Officer from 2008 to February 2010, Executive Vice President–Products and Services from 2006 to 2008 and Vice President–Products & Services Business from 2005 to 2006. From 2000 to 2004, Mr. Moster was Engagement Manager, Management Strategy Consulting for McKinsey & Company, a global management consulting firm, where he worked with a broad set of clients to create and implement growth strategies. Mr. Moster’s successful experience executing growth strategies and improving operating efficiencies, and his deep understanding of our operations, give him the unique ability to accelerate our strategic growth initiatives and enhance shareholder value across our GES and Pursuit business units.

For Terms Expiring at the 2020 Annual Meeting of Shareholders:

Edward E. Mace

Director since: 2012

Age: 66

Mr. Mace has been President and Chief Executive Officer of Silverwest Hotels, LLC (“Silverwest”), including predecessor companies, since 2014. Silverwest manages and operates fund-level and project-specific entities formed to acquire, develop, reposition, and own U.S. hotels and resorts. He also holds various positions with Silverwest-related entities. Mr. Mace is the Founder of Mace Pacific Holding Company, LLC, a private investment company involved in hotel and resort investment, and has served as its President since 2006. He was a member of the Concessions Management Advisory Board of the U.S. National Park Service from 2010 to 2012. Mr. Mace was President of Vail Resorts Lodging Company and Rock Resorts International LLC, both subsidiaries of Vail Resorts, Inc. (NYSE: MTN), an owner, manager and developer of ski resorts and related lodging, from 2001 to 2006. Prior to that position, Mr. Mace was an executive of Fairmont Hotels & Resorts, Inc., an operator of luxury hotels and resorts worldwide, where he served as Vice Chairman from 2000 to 2001, President and Chief Executive Officer from 1998 to 2000, and Executive Vice President from 1996 to 1998. From 1994 to 1996, Mr. Mace was a partner in KPMG LLP’s hospitality and real estate consulting practice. Mr. Mace brings extensive experience in the hospitality and leisure industry, a solid understanding of concession management with the National Park Service, and knowledge and experience related to the strategic direction of organizational capital structures, operations, and mergers and acquisitions.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	7

Joshua E. Schechter

Director since: 2015

Age: 44

Mr. Schechter has been a director and chairman of the board of Support.com (NASDAQ: SPRT), a provider of cloud-based software and services for technology support, since 2016, as well as a member of its Nominating and Governance, and Audit Committees. From 2008 to 2015, he served as a director of Aderans Co., Ltd. (“Aderans”), a multinational company engaged in hair-related business, and was the Executive Chairman of Aderans America Holdings, Inc., Aderans' U.S. holding company. From 2001 to 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the Board of Directors of The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from 2014 until the completion of its public sale in March 2015. Together with his managerial and public company board experience, Mr. Schechter’s experience in capital markets, acquisitions, and other transactions in a variety of industries provides valuable insight to our Board.

In April 2015, Mr. Schechter was appointed to the Board with a term expiring at our 2017 annual meeting pursuant to a settlement agreement with JCP Investment Partnership, LP (“JCP”), under which JCP agreed to withdraw its notice of intent to nominate three director candidates at our 2015 annual meeting. Mr. Schechter was elected for a second term at our 2017 Annual Meeting of Shareholders.

8	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our Bylaws and applicable laws provide that our business and affairs be managed by or under our Board’s direction. We follow the system of governance practices in our Guidelines and in each of the Board’s committee charters. The Guidelines outline the practices our Board will follow with respect to its duties, operations, committee matters, director qualifications, selection process, compensation, independence, orientation and continuing education, chief executive officer evaluation, management succession, and annual Board and committee performance evaluations. At least annually, the Governance Committee reviews the Guidelines, and each committee reviews its charter, and recommend any changes to the Board for consideration.

To learn about our corporate governance practices, you can access our Corporate Governance Guidelines, Committee Charters and the Code of Ethics at http://www.viad.com/about-us/corporate-governance/view-on-governance. We will also provide copies of any of the following documents to shareholders upon written request to the office of the Corporate Secretary:

•	Restated Certificate of Incorporation
•	Bylaws
•	Corporate Governance Guidelines
•	Board Committee Charters
•	Code of Ethics (applies to directors, officers, and employees)
•	Always Honest Corporate Ethics Program Summary`

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to sound corporate governance and believe that adhering to a strong corporate governance framework is essential to our long-term success. Highlights of our corporate governance standards include the following:

•	We have separated the roles of our Chief Executive Officer (“CEO”) and Chairman of the Board;
•	Our Chairman of the Board is independent;
•	We strive for regular board refreshment that offers a balanced mix of experience and fresh perspectives;
•	Our Board conducts annual director peer reviews, which are designed to enhance each director’s performance, as well as annual Board and committee performance reviews;
•	Our Board is fully engaged in the Company’s strategic planning process, including a continuous review of the status of implementation and results of the Company’s strategic growth plan;
•	All members of our Board are independent, outside directors, except the CEO;
•	All members of our Board committees are independent, outside directors;
•	Our Board holds regular executive sessions without the presence of management employees;
•

We have a majority voting requirement for the election of directors in uncontested elections and a requirement that incumbent directors who do not receive a majority of the votes submit their resignations to the Board;

•	We have no poison pill agreements;

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

•

We have a policy that prohibits our directors, executive officers, and employees from engaging in hedging transactions with respect to Viad securities, and prohibits all directors, the Named Executive Officers (“NEOs”), and other executive officers from pledging or using Viad securities as collateral in order to secure personal loans or other obligations;

•

We have a policy that our NEOs and other executive officers may not sell any vested restricted stock granted in 2013 and thereafter unless and until they have complied with the Company’s stock ownership guidelines;

•	We have forfeiture, or clawback, provisions applicable to short- and long-term incentive compensation;
•

Our policy on insider trading generally permits our directors, NEOs and other executive officers to engage in transactions involving Viad common stock and other securities only (a) during a trading window of limited duration, and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information; and

•	We have a culture of compliance and ethical behavior that is reinforced through our Always Honest Compliance & Ethics Program, which we instituted more than 20 years ago.

COMMITTEES AND DIRECTOR INDEPENDENCE

Our Board has three standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee. Each committee meets periodically during the year, reports regularly to the full Board, and annually evaluates its performance. The table below shows each committee’s current membership and the number of times it met during 2017. The table also identifies the independent directors, as determined by our Board, based on information provided by each director concerning his or her background, employment, and affiliations, under the NYSE listing standards, applicable SEC rules and regulations, and the Guidelines. The Guidelines include categorical independence standards that meet or exceed NYSE listing standards. All of our current directors (other than Mr. Moster) are independent.

Name	Audit	Corporate Governance and Nominating	Human Resources	Independent Director
Mr. Benett		Chair	Member	Yes
Dr. Cunningham		Member	Member	Yes
Mr. Dozer	Member		Member	Yes
Ms. Henkels[1]	Member			Yes
Mr. Mace	Member		Chair	Yes
Mr. Moster				No
Mr. Munzenrider	Chair	Member		Yes
Ms. Pederson[2]				Yes
Mr. Schechter	Member	Member		Yes
2017 Meetings	11	6	6

[1]	Ms. Henkels’ term began on November 29, 2017.
[2]	Ms. Pederson’s term ended as of the 2017 Annual Meeting of Shareholders, but she continued to serve as Director Emeritus (non-voting) until December 31, 2017.

The responsibilities of each Board committee and other related information are described below. Each committee may form and delegate authority to a subcommittee of one or more members of the committee.

Audit Committee. The members of our Audit Committee are Ms. Henkels and Messrs. Dozer, Mace, Schechter and Munzenrider, with Mr. Munzenrider serving as the chairperson. The Board has determined that all of the Audit Committee members are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Board has determined that all members of the Audit Committee are “financially literate,” as

10	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

defined by NYSE listing standards, and that Ms. Henkels, and Messrs. Dozer and Munzenrider qualify as “audit committee financial experts,” within the mean of SEC regulations. The Audit Committee assists the Board in monitoring the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements, and the independence and performance of our internal auditors and external independent registered public accountants. The Audit committee has regularly scheduled executive sessions with individual members of management and with our independent registered public accountants. The independent registered public accountants report directly to the Audit Committee and the Audit Committee has sole authority to appoint or replace the independent registered public accountants. In addition, the Audit Committee has authority to obtain advice and assistance from internal and external legal, accounting, and other advisors.

Corporate Governance and Nominating Committee.  The members of our Corporate Governance and Nominating Committee are Dr. Cunningham and Messrs. Munzenrider, Schechter and Benett, with Mr. Benett serving as the chairperson. The Board has determined that all of the Corporate Governance and Nominating Committee members are independent within the meaning of the NYSE listing standards. Each year, the Corporate Governance and Nominating Committee proposes a slate of directors for election by the shareholders at the annual meeting, and when appropriate, proposes candidates to fill Board vacancies. The  committee also (i) annually evaluates the Board’s performance and discusses its evaluation with the full Board;  (ii) reviews, and from time to time proposes changes to the Guidelines; (iii) regularly reviews and recommends changes to the non-employee directors’ compensation and benefits; and (iv) has the sole authority to retain or terminate any search firm retained to identify director candidates, or any compensation advisor, retained to assist in reviewing and evaluating non-employee director compensation.

Human Resources Committee.  The members of our Human Resources Committee are Dr. Cunningham and Messrs. Benett, Dozer and Mace, with Mr. Mace serving as the chairperson. The Board has determined that all of the Human Resources Committee members are independent within the meaning of the NYSE listing standards. All are “non-employee” directors under SEC rules and outsider directors under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Human Resources Committee oversees the development and implementation of the Company’s compensation philosophy and strategy as it pertains to executive officers and other employees. The Human Resources Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and equity and incentive compensation of our CEO, approves salaries and compensation of our other executive officers, and approves incentive compensation targets and awards under various compensation plans and programs. In addition, the Human Resources Committee has sole authority to retain or terminate any compensation advisor retained to assist in evaluating our CEO’s and other executive officers’ compensation. The Human Resources Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors. While the Corporate Governance and Nominating Committee is responsible for reviewing and recommending non-employee director compensation and benefits to the Board, the Human Resources Committee has sole authority to approve grants of equity compensation to non-employee directors under the 2017 Viad Corp Omnibus Incentive Plan. The CEO makes recommendations to the Human Resources Committee with regard to the compensation of our other executive officers.  The Human Resources Committee has sole authority to approve (a) the annual base salary level; (b) the annual incentive opportunity level and granting of awards; (c) the long-term incentive opportunity level and granting of awards; and (d) any special or supplemental benefits for those executive officers.

The Human Resources Committee’s Use of an Independent Compensation Advisor. Since 2016, the Human Resources Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation advisor. In 2017, FW Cook performed executive compensation market analysis, executive pay and performance alignment analysis, and director compensation analysis. The Human Resources Committee reviewed competitive pay information from general industry market surveys and the Company’s comparator group in consultation with FW Cook.

For the year ended December 31, 2017, FW Cook provided no services to us other than consulting services to the Human Resources Committee regarding executive and non-employee director compensation.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11

At least annually, the Human Resources Committee reviews FW Cook’s current engagements and the objectivity and independence of its advice on executive and non-employee director compensation. The Human Resources Committee assessed, based on the six independence factors for compensation consultants outlined in the SEC rules and in its charter, whether the work of its independent compensation advisor would raise a conflict of interest in 2017. Based on a review of the six independence factors, the committee determined that FW Cook is independent and FW Cook’s services did not raise any conflicts of interest.

BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS

Our Guidelines specify and we expect each director to attend the Annual Meeting of Shareholders, all Board meetings, and all meetings of committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. During 2017, the Board held four regular meetings and three special meetings and acted five times by unanimous written consent. During 2017, Messrs. Dozer, Mace, Moster, and Munzenrider attended 100% of the meetings of the Board and all committees on which they served; Dr. Cunningham, and Messrs. Benett and Schechter attended at least 89% of meetings of the Board and all committees on which they served. All directors attended the 2017 Annual Meeting of Shareholders.

MEETINGS OF NON-MANAGEMENT DIRECTORS

Our Board held five executive sessions of the independent, non-management directors in 2017.  The Chairman of the Board, Mr. Dozer, presides over all executive sessions.

BOARD LEADERSHIP STRUCTURE

The Board has separated the roles of Chairman and CEO. The Chairman of our Board, Mr. Dozer, is an independent director. Our CEO, Mr. Moster, also serves as a member of the Board. The Board believes the separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing our Company while leveraging the Chairman’s experience and perspectives.

The Board believes that our governance practices are appropriate to ensure that the full Board maintains independent oversight, including:

•	All directors on the Board are independent, except the CEO;
•	Executive sessions of the independent directors are held at each regular Board meeting;
•	The Human Resources Committee, whose members are all independent, annually reviews the CEO’s performance;
•	The Governance Committee, whose members are all independent, annually reviews the Board’s performance;
•	The Governance Committee leads the process for selecting new directors;
•	Each director’s performance is periodically peer reviewed; and
•

The Board regularly reviews succession planning for the positions of the CEO and the senior management team, as well as other significant management positions within our operating companies. The Board also periodically reviews interim (i.e., emergency-response) and long-term succession plans with a view toward providing for orderly transitions (in the cases of both planned and unplanned management changes) related to each of our key executive positions.

The responsibilities of our independent Chairman include, but are not limited to:

•	Presiding over regular and special meetings of the Board;
•	Presiding over the Annual Meeting of Shareholders;

12	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•	Presiding over and calling executive sessions or other meetings of the independent directors;
•	Calling special meetings of the Board (without prejudice to any rights of the majority of directors to call such meetings);
•	Coordinating the preparation of the meeting agendas in consultation with the CEO, and coordinating Board meeting schedules;
•	Coordinating agenda items and meeting schedules with committee chairpersons;
•	Being available to participate in, and facilitating meetings with, our shareholders;
•	Recommending independent Board advisors for the Board’s approval;
•	Leading the Board in anticipating and responding to crises;
•

Acting as a liaison between the Board and management, and facilitating communications between the Board and the CEO between meetings, including discussing action items with the CEO following executive sessions;

•

Working with management in defining the scope, quality, quantity, and timeliness of the flow of information between management and the Board that is necessary for the Board to effectively and responsibly perform its duties;

•

Providing advice and counsel to the CEO and other members of senior management in areas such as corporate and strategic planning and policy, mergers and acquisitions, investor relations, and other areas requested by the Board; and

•	Such other responsibilities as may from time to time be assigned by the Board.

BOARD COMPOSITION AND REFRESHMENT

VIAD BOARD REFRESHMENT
Since 2013:
✓	Average director tenure reduced from 9.0 years to 6.6 years
✓	Broadened areas of expertise represented on Board
✓	Three new independent directors elected
✓	Elected an independent Chairman of the Board, which replaced the role of Lead Independent Director
✓	Periodic rotation of committee chairs and members

The continuous exchange of new ideas is vital to our Board’s success. The Board and the Governance Committee recognize that the interplay between diverse viewpoints, experience, and backgrounds more effectively promotes our shareholders’ long-term interests. The Board believes that shareholders are best served by both the outside perspectives offered by new directors as well as the valuable experience and familiarity provided by longer-serving directors. The Board and the Governance Committee believe that the Company’s recent measures to promote “board refreshment,” including efforts to reduce the Board’s average director tenure and the election of three new independent directors during the same time period, has allowed the Board to maintain an appropriate balance of tenure and outside perspectives. The Board and the Governance Committee believe that each of the director nominees possesses unique talents that contribute to the Board’s broad array of viewpoints and expertise.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Human Resources Committee are or have been an officer or employee of our Company. We are not aware of any interlocking relationships between any member of the Human Resources Committee and any of our executive officers that would require disclosure under the applicable rules of the U.S. securities laws.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	13

RELATED PARTY TRANSACTIONS

There were no related party transactions during 2017.

DIRECTOR NOMINATIONS

As provided in its charter and the Bylaws, the Corporate Governance and Nominating Committee has established procedures to consider candidates for Board membership. The Corporate Governance and Nominating Committee has authority under its charter to employ a third-party search firm to conduct research, review candidate data, and otherwise assist the committee in identifying candidates to serve as a director. A shareholder who wishes to nominate a candidate for the Board should notify the office of the Corporate Secretary in writing at the address listed in the notice of meeting attached to this Proxy Statement. Any such recommendation must include:

•	The name and address of the candidate;
•

A brief biographical description, including the candidate’s occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth below; and

•	The candidate’s signed consent to serve as a director, if elected, and to be named in the proxy statement.

The Corporate Governance and Nominating Committee reviews the qualifications of any person timely and properly nominated by a shareholder in accordance with the Bylaws and as described in the “Submission of Shareholder Proposals and Director Nominations” section of this Proxy Statement.

In reviewing potential director nominees, the Corporate Governance and Nominating Committee looks at the candidate’s qualifications in light of the Board and Viad’s needs at that time, and given the then-current mix of director attributes. The Corporate Governance and Nominating Committee assesses director nominees based on their qualification as independent, and considers the candidate’s diversity, skills, and experience. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of our shareholders. The Corporate Governance and Nominating Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the NYSE listing standards for members of the Audit, Human Resources, and Corporate Governance and Nominating Committees.

The Corporate Governance and Nominating Committee believes that newly elected directors offer fresh perspectives and ideas that are critical to a forward-thinking and strategic Board.  Concurrently, the Corporate Governance and Nominating Committee recognizes that longer-serving directors facilitate effective decision-making through their experience and familiarity with our business. Accordingly, the Corporate Governance and Nominating Committee and the Board seek to maintain an appropriate balance of viewpoints, skills, professional experience, and backgrounds to effectively lead the Company and serve the long-term interests of our shareholders.

COMMUNICATION WITH OUR BOARD

Interested parties may communicate directly with non-management directors, including the Chairman of the Board, by writing to the following address: Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona 85004-4565, Attention: Office of the Corporate Secretary. All communications will be delivered to the non-management directors or the Board, as the case may be, no later than the Board’s next regularly scheduled meeting.

RISK OVERSIGHT

Management is responsible for assessing and managing the Company’s various exposures to risk, including through the adoption of risk management controls, policies, and procedures. The Board has delegated to the Audit Committee primary responsibility to review and assess areas of financial risk for the Company. The Audit

14	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Committee also reviews management’s plans and the steps management has taken to monitor and control risk, including risk assessment, risk management policies, information technology system controls, and policies related to data security.

The Board believes that cybersecurity is a critical component of our risk management program. Each quarter, members of senior management who are responsible for the Company’s cybersecurity risk management practices present a cybersecurity report to the Audit Committee. The report addresses a range of issues including, but not limited to, the adequacy of personnel and resources, technological advances in cybersecurity protection, progress toward reducing cybersecurity risk exposure, rapidly evolving cybersecurity threats that may affect us and the industries in which we participate, and applicable cybersecurity laws, regulations and standards. Our cybersecurity risk management practices are integrated into our overall risk management program.

Additionally, we conduct an annual risk assessment to identify, evaluate, and prioritize potential business risks. As a part of this assessment, we conduct a financial statement risk assessment and materiality analysis, including evaluating potential fraud schemes and scenarios that might affect us. Throughout the year, management continuously monitors potential risks and provides reports at each regular Audit Committee meeting.

COMPENSATION RISK ANALYSIS

The Board continuously monitors and manages executive compensation risk through the design of our executive compensation program. The Human Resources Committee structures our executive compensation program to mitigate the potential for excessive risk-taking by executive officers in managing our businesses. A few of the program features that serve this purpose include:

•	Balanced compensation components. The mix of NEO pay is not overly weighted toward either short-term or long-term incentive compensation.
•

Emphasis on long-term incentive compensation structure. The ultimate value of NEO long-term incentive awards depends upon the value of Viad common stock at the time of vesting (or exercise, in the case of stock options), which encourages NEOs to consider the inherent risk of short-term decisions that may affect our future performance. As a result, these awards are intended to promote long-term, strategic decisions.

•

Stock ownership guidelines. Our stock ownership guidelines align our director and NEO financial interests with those of our shareholders (see the Compensation Discussion and Analysis (“CD&A”) subsection “Stock Ownership Guidelines”).

•

Holding period restriction on vested restricted stock. NEOs are restricted from selling Viad common stock until they meet their stock ownership requirement (see the CD&A subsection “Highlights of Our Compensation Program”).

•

Forfeiture for wrongful actions. Short-term and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions relating to conduct which may be detrimental to the Company (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”).

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Accordingly, we have adopted guidelines that specify the minimum value of Viad common stock based on a multiple of salary or retainer that directors, NEOs, other executive officers, and key senior management employees are expected to own. Only shares of stock held directly, which are inherently subject to market risk, not options to purchase shares of stock, are counted toward satisfaction of our stock ownership guidelines. Please see “Stock Ownership Guidelines” in the CD&A for additional information.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	15

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS

Our insider trading policy generally permits directors, NEOs, and other executive officers to engage in transactions involving Viad common stock only: (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, directors, NEOs, other executive officers, and employees may not engage in hedging transactions or other transactions designed to limit or eliminate the risks of owning Viad common stock.  The policy also prohibits directors, NEOs, and other executive officers from pledging Viad common stock, or using it as collateral to secure personal loans or other obligations.

COMPENSATION OF DIRECTORS

Each non-employee director receives compensation for service on our Board and any of its committees. Directors who are also Viad officers or employees receive no special or additional remuneration for service on the Board nor do they serve on any Board committees. Mr. Moster is the only officer-director currently serving on our Board, and was the only officer-director serving on the Board during 2017.

The following table shows 2017 non-employee directors’ compensation.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Mr. Benett	81,100	99,977	8,641	189,718
Dr. Cunningham	80,200	99,977	8,625	188,802
Mr. Dozer	181,700	99,977	6,975	288,652
Mr. Mace	99,627	99,977	3,625	203,229
Mr. Munzenrider	101,700	99,977	3,563	205,240
Ms. Pederson[4]	58,700	99,977	3,625	162,302
Mr. Schechter	80,200	99,977	3,155	183,332
Ms. Henkels	7,135	25,020	61	32,216

[1]

In 2017, in accordance with our director compensation policy, non-employee directors received an annual retainer of $45,000. Committee chairs received an additional annual retainer of $10,000 for the Governance Committee, $17,500 for the Human Resources Committee, and $20,000 for the Audit Committee. Mr. Dozer received an additional retainer of $100,000 for serving as Chairman of the Board. Non-employee directors also received fees of $1,600 for each Board meeting and $1,500 for each committee meeting attended. In addition, as disclosed in Notes 2 and 3 below, non-employee directors receive (i) an annual grant of restricted stock, (ii) corporate matching of charitable contributions, (iii) accidental death and dismemberment and travel insurance benefits, and (iv) dividends paid on unvested restricted stock. We also reimburse directors for all expenses related to their service as directors, including travel expenses and fees associated with director education seminars.

[2]

There can be no assurances that the amounts provided in column (c) will be realized. The amounts shown reflect the grant date fair value of shares awarded in 2017. The value that our directors ultimately receive from these awards may be higher or lower than the grant date fair value, depending upon our stock price at the time the shares vest. We discuss the assumptions we made in the valuation of stock awards under this column (c) in our 2017 Form 10-K, in Notes 1 and 2 of Notes to Consolidated Financial Statements, which are incorporated herein by reference.

In 2017, in accordance with our director compensation policy, each of the non-employee directors, other than Ms. Henkels, who joined our board in November 2017, received 2,107 shares of restricted stock with a grant date fair value of $99,977, effective as of the grant date of February 21, 2017. If a non-employee director takes office after the restricted stock grant in February of each year, as was the case with Ms. Henkels in 2017, the new director’s restricted stock grant is pro-rated based on the date of election. Accordingly, Ms. Henkels received 434 shares of restricted stock with a grant date fair value of $25,020, effective as of the November 29, 2017 grant date.

16	Viad Corp | COMPENSATION OF DIRECTORS

All restricted stock granted to non-employee directors vests three years from the date of grant. However, if a non-employee director leaves the Board prior to the end of the three-year period for any reasons other than for “cause,” vesting will be pro-rated, except that the grant will be fully vested if the director has met certain age and holding period requirements. Full vesting may also occur upon expiration of the three-year period, at the discretion of the Human Resources Committee, if a non-employee director has terminated service due to unforeseen hardship or circumstances beyond his or her control and such termination of service is at least six months after the date of grant.

At December 31, 2017, 8,507 shares of restricted stock had not vested for each of the non-employee directors, except for Mr. Schechter, who had 8,107 shares of unvested restricted stock, and Ms. Henkels, who had 434 shares of unvested restricted stock.

[3]

The amounts shown for the non-employee directors include the corporate matching of charitable contributions pursuant to the Directors’ Matching Gift Program, which provides dollar-for-dollar corporate matching up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax-exempt status under Section 501(c)(3) of the Internal Revenue Code. The amounts shown also reflect the premium Viad paid on behalf of each non-employee director for accidental death and dismemberment insurance benefits of $300,000, and travel accident insurance benefits of $300,000 when they are traveling on corporate business, and also include dividends paid on unvested restricted stock in the amount of $3,032 for Mr. Schechter, and $3,502 for each of Messrs. Benett, Dozer, Mace and Munzenrider, Ms. Pederson and Dr. Cunningham.

[4]

Ms. Pederson’s term as a director ended as of the 2017 Annual Meeting of Shareholders. Having served on the Board since 2011, she chose not to stand for re-election in order to pursue other opportunities. She served as Director Emeritus (non-voting) until December 31, 2017, receiving the remainder of her 2017 non-employee director annual retainer and full vesting of the restricted stock grants previously awarded to her upon the completion of the applicable vesting period for each of those grants.

Viad Corp | COMPENSATION OF DIRECTORS	17

INFORMATION ON STOCK OWNERSHIP

The following table shows the amount of Viad common stock beneficially owned at December 31, 2017 by persons that, to our knowledge, were the beneficial owners of more than 5% of our outstanding common stock (“5% Holders”), and the amount of Viad common stock beneficially owned at March 1, 2018, unless otherwise noted, by our directors, director nominees, and executive officers, individually and as a group. To our knowledge, none of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown, other than property rights of spouses.

Name	Number of Shares Beneficially Owned[1]		Percent of Shares Beneficially Owned[2]
5% Holders (as of December 31, 2017)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	2,595,050	[3]	12.7%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,672,351	[4]	8.2%
Moab Capital Partners, LLC 152 West 57th Street, 9th Floor, New York, New York 10019	1,177,638	[5]	5.8%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	1,168,668	[6]	5.7%

Directors (as of March 1, 2018)
Andrew B. Benett	13,329		*
Isabella Cunningham	31,568		*
Richard H. Dozer	25,755		*
Virginia L. Henkels	2,639		*
Edward E. Mace	14,634	[7]	*
Robert E. Munzenrider	22,652		*
Joshua E. Schechter	26,038		*
Margaret E. Pederson	19,482	[8]	*
Named Executive Officers and Other Executive Officers (as of March 1, 2018)
Steven W. Moster	46,998	[7]	*
Ellen M. Ingersoll	154,087	[7]	*
David W. Barry	16,682		*
Leslie S. Striedel	5,387		*
Deborah J. DePaoli	30,459	[8]	*
All Executive Officers and Directors as a Group (13 persons total)	409,710		2.0%

*	Less than 1%.
[1]

Includes 84,830 shares of restricted stock, which will vest three years from the date of grant and 46,789 shares of common stock subject to stock options, which were exercisable as of March 1, 2018, or within 60 days thereafter, by the directors and executive officers. Future vesting of restricted stock is generally subject to continued employment with the Company.

[2]

Based on 20,470,234 shares of our common stock outstanding on March 1, 2018. Includes, for Mr. Moster, 666 shares of common stock owned by his spouse, for Ms. Ingersoll, 90,688 shares of common stock owned by the Steven & Ellen Ingersoll Family Trust, for which Ms. Ingersoll has shared voting and investment power, and for Mr. Mace, 6,622 shares of common stock owned by the Mace Revocable Trust, for which Mr. Mace has shared voting and investment power.

18	Viad Corp | INFORMATION ON STOCK OWNERSHIP

[3]

The information is based on a filing by BlackRock, Inc. on January 19, 2018, with the SEC, on Schedule 13G/A. The firm’s filing reported that it and its affiliated companies in the aggregate have sole voting power over 2,554,820 shares and sole dispositive power over 2,595,050 shares.

[4]

The information is based on a filing by Dimensional Fund Advisors LP on February 9, 2018, with the SEC, on Schedule 13G/A. The firm’s filing reported that it and its affiliated companies in the aggregate have sole voting power over 1,608,613 shares and sole dispositive power over 1,672,351 shares.

[5]

The information is based on a filing by Moab Capital Partners, LLC on February 14, 2018, with the SEC, on Schedule 13G/A. Based on the Schedule 13G/A, Moab Partners, L.P. and Moab Capital Partners, LLC beneficially own and have sole voting power and sole dispositive power over 1,100,615 shares, Moab Private Investments, LP and Moab PI GP own and have sole voting power and sole dispositive power over 77,023 shares, and Michael Rothenberg beneficially owns and has sole voting power and sole dispositive power over 1,177,638 shares.

[6]

The information is based on a filing by The Vanguard Group on February 9, 2018, with the SEC, on Schedule 13G/A. The firm’s filing reported that it and its affiliated companies in the aggregate have sole voting power over 32,833 shares and shared voting power over 8,760 shares, and sole dispositive power over 1,128,998 shares and shared dispositive power over 39,670 shares.

[7]

Includes, for Mr. Moster, 666 shares of common stock owned by his spouse, for Ms. Ingersoll, 90,688 shares of common stock owned by the Steven & Ellen Ingersoll Family Trust, for which Ms. Ingersoll has shared voting and investment power, and for Mr. Mace, 6,622 shares of common stock owned by the Mace Revocable Trust, for which Mr. Mace has shared voting and investment power.

[8]	The amounts are as of November 17, 2017, for Ms. DePaoli, the last day she served as an employee and our General Counsel & Secretary; and as of May 17, 2017, for Ms. Pederson.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and beneficial owners of more than 10% of our common stock to report their ownership, and any changes in their ownership, to the SEC. U.S. federal securities regulations require such executive officers, directors, and beneficial owners to give us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial reports of ownership, reporting changes in ownership, and filing their reports with the SEC. We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2017, all required reports under Section 16(a) were filed on a timely basis.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.  Based on the review and discussions, the Human Resources Committee  recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our 2017 Annual Report on Form 10-K, filed with the SEC on February 28, 2018.

HUMAN RESOURCES COMMITTEE

Edward E. Mace, Chair

Andrew B. Benett

Isabella Cunningham

Richard H. Dozer

Viad Corp | INFORMATION ON STOCK OWNERSHIP	19

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis (“CD&A”) explains our NEO’s 2017 compensation program and how it is linked to our 2017 performance and strategic objectives. Our 2017 NEOs were:

Steven W. Moster	President and Chief Executive Officer and President of GES
Ellen M. Ingersoll	Chief Financial Officer
David W. Barry	President of Pursuit
Deborah J. DePaoli[1]	Former General Counsel & Secretary
Leslie S. Striedel	Chief Accounting Officer

[1]	Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017.

Specifically, this CD&A contains the following sections:

I.	Executive Summary: summarizes the principles and results of our compensation program.
II.	Pay for Performance Philosophy: describes our pay for performance philosophy and discusses our executive compensation framework.
III.	Decision-Making Process: explains how the Human Resources Committee makes decisions and what factors it considers in setting compensation for our NEOs.
IV.	Compensation Components: discusses each element of our compensation program and the objectives for each element.
V.	Other Aspects of Our Compensation Program: addresses other policies and processes related to our executive compensation program.

We encourage you to read this CD&A in conjunction with “Proposal 3:  Advisory Approval of Named Executive Officer Compensation,” beginning on page 55. The tables following this CD&A provide additional compensation information for our NEOs.

I. EXECUTIVE SUMMARY

The Human Resources Committee has designed our executive compensation program to align the interests of our executive officers with those of our shareholders, and is guided by a “pay for performance” philosophy.

Our “pay for performance” philosophy is the foundation of the design and management of our executive compensation program. Our overarching objective is to attract, motivate, and retain executives who will deliver long-term shareholder value. We believe that a strong component of our success is our use of a competitive compensation program with strong links to both Company and individual performance.

Each year, the Human Resources Committee approves performance goals that drive financial and strategic goals designed to increase shareholder value. In 2017, we delivered strong financial performance and made further progress on our key long-term strategic objectives. The Committee believes that our NEOs’ 2017 compensation reflects their contributions to our performance and reflects alignment between executive pay and Company performance. Accordingly, the Board recommends that shareholders approve, in an advisory vote, our NEOs’ compensation.

EXECUTING ON OUR GROWTH STRATEGY

We continued to make significant progress against our stated growth strategy during 2017, with continued investments to enhance and scale our offerings at both GES and Pursuit. These investments, along with similar

20	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

investments made during the past three years, are advancing our strategic goals for both business groups and delivering strong returns for enhanced shareholder value.

We are an international experiential services company with operations principally in the United States, Canada, the United Kingdom, continental Europe, and the United Arab Emirates. We generate our revenue through our two business units: GES and Pursuit. For more information about our business, please refer to the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our 2017 Form 10-K.

GES Growth Strategy: Preferred Global, Full-Service Provider for Live Events

Our GES growth strategy is to become the preferred global, full-service provider for live events, with further reach into corporate and consumer events, exhibitions, congresses, and conferences. We expect to accomplish this by acquiring businesses and capitalizing on organic opportunities that further the following goals:

•	Profit Margins: pursue growth in strategic areas that deliver higher profit margins;
•	Comprehensive Services Offering: establish GES as a one-stop service provider by adding complementary, value-added services that encourage clients to turn to GES for all of their live event needs;
•	Live Events: leverage our full-service offering to realize market share gains in under-penetrated categories of live events, such as corporate events; and
•	Global Reach: leverage our international network of operations to service existing customers across the world and increase GES market share.

We believe that the execution of this growth strategy is differentiating GES as the preferred global, full-service provider of live event services and allows our clients to gain a greater return and enhance the visitor experience at their events.

Our acquisitions of leading event technology and audio-visual services businesses in 2014 and 2016 represented an important step in executing our growth strategy. Our ability to realize synergies and integrate those acquired businesses has resulted in the cross-selling of adjacent service offerings and new business wins over the past three years. During 2017, we focused on integrating ON Services (acquired in August 2016) and aligning our resources to capitalize on revenue and cost-saving synergies from in-sourcing and cross-selling audio-visual services. Additionally, we enhanced our event registration and data intelligence platform with the 2017 purchase of the Poken event engagement technology to deliver even more measurable event insights for organizers, exhibitors and event sponsors.

Our acquisitions are enabling us to deepen our relationships with existing clients and to grow in higher-margin areas of the live events market.  Incremental revenue from ON Services and Poken during 2017 allowed us to deliver strong revenue growth and EBITDA despite headwinds from the unfavorable timing of non-annual events and exchange rate variances.

Pursuit Growth Strategy: Refresh, Build, Buy

Our growth strategy for Pursuit is focused on the following three objectives:

•	Refresh: refreshing our existing assets and processes to optimize market position and maximize returns;
•	Build: building new assets that create new revenue streams with economies of scale and scope; and
•	Buy: buying strategic assets that generate strong returns on investment.

In 2017, we drove strong growth from the “Refresh” component of this strategy as the significant renovations we made to our Banff Gondola in 2015 and 2016 have positioned this asset for its highest and best use.  As compared to its pre-renovation performance, we realized revenue growth of 57 percent on passenger growth of 20 percent and a 31 percent increase in revenue per passenger from a combination of ticket sales, retail and dining.  Following

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	21

on the success of the upgraded dining options at the Gondola, we made similar upgrades to the dining operations at the Glacier Discovery Center, which enhanced the guest experience for our Glacier Adventure and Glacier Skywalk visitors and helped to drive increased revenue and profitability in 2017. At the same time, we completed our exit of lower-margin package tours in 2017 to focus our efforts and resources on optimizing the most profitable service lines within Pursuit.

In connection with the “Build” component of our strategy, we commenced two significant projects during 2017.  The first is the reconstruction and renovation of our Mount Royal Hotel, which was severely damaged by a fire at the end of 2016. Utilizing proceeds from our insurance policy and some additional capital, we are rebuilding the hotel to deliver an elevated guest experience that will enable us to capture higher rates and drive stronger returns.  The second significant build project is the development of a new RV and cabin park on undeveloped land located at the west entrance to Glacier National Park.  This park will provide an additional bed base adjacent to our existing dining and retail operations in West Glacier.

The “Buy” component of our strategy was also a key driver of growth for us in 2017 as we applied revenue management tactics and leveraged our existing sales and marketing teams to accelerate growth from recent acquisitions.  We delivered strong results from FlyOver Canada, a leading Vancouver-based attraction that we acquired at the end of 2016. This high-margin attraction offers significant growth opportunities from the existing asset and provides us with a new growth platform.  In late 2017, we announced the planned expansion of the FlyOver concept into Iceland and made a majority investment in an Icelandic entity that will develop the new attraction. We continue to evaluate additional locations for FlyOver attractions and other acquisitions that support our growth strategy.

Recent Acquisitions: Driving Growth with Strong Returns

Each of our recent acquisitions positions us well for long-term growth and value creation, and allows us to capitalize on certain immediate benefits:

•

West Glacier Properties (acquired in 2014): We increased our presence in the Glacier National Park area and reinforced our position as the “Gateway to Glacier” with the acquisition of the West Glacier Motel & Cabins, the Apgar Village Lodge and related land, food and beverage services and retail operations (collectively, the “West Glacier Properties”).  The West Glacier Properties complement Pursuit’s existing assets and provide us with undeveloped land that offers additional income potential, a portion of which will house the development of a new RV and Cabin park, as noted earlier.

•

Blitz (acquired in 2014): We became the in-house provider of audio-visual services to the top four United Kingdom event venues and assumed a leading position within the United Kingdom market overall with our acquisition of Blitz Communications Group Limited and affiliates (collectively, “Blitz”).

•

onPeak (acquired in 2014): We positioned GES as the leading provider of event accommodation services in the United States with the acquisition of onPeak LLC and Travel Planners, Inc. (collectively, “onPeak”).  We were able to reduce operating costs through the merger of these two leading firms that provide accommodation services to the majority of the top 100 U.S. events.

•

N200 (acquired in 2014):  We added another value-added and high-margin service to GES’ suite of offerings with the acquisition of N200 Limited and affiliates (collectively, “N200”), Europe’s leading live event registration and data intelligence services provider, which we have since re-branded as Visit.

•

Maligne Lake Tours (acquired January 2016):  We strengthened Pursuit’s presence in the Jasper National Park area and added another world-class attraction to our portfolio with the acquisition of the Maligne Tours Ltd. business (“Maligne Lake Tours”), which offers sightseeing boat tours on a picturesque glacial lake.

•

CATC (acquired March 2016): We established marketing and operational scale for Pursuit across the Alaskan rail belt tourism corridor, and provided a stronger foothold in a growing and resilient tourism

22	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

destination with the acquisition of CATC Alaska Tourism Corporation (“CATC”), which is the operator of a glacier and wildlife boat tour business and three lodges in Alaska.
•

ON Services (acquired August  2016):  We established important scale within the United States audio-visual production services market with our acquisition of the ON Event Services, LLC business (“ON Services”), a leading provider of live event audio-visual production services in this higher-margin industry sector that brings both revenue and cost synergies to GES.

•

FlyOver Canada (acquired December 2016):  We added another high-margin attraction to our Pursuit Collection with the acquisition of the FlyOver Canada business, which is a leading attraction in the large Vancouver market that is experiencing strong growth and provides us a platform for expansion into additional markets.

•

Poken (acquired March 2017):  We further strengthened GES’ suite of high-margin event technology solutions by acquiring the Poken event engagement technology, which complements our previously acquired event registration and data intelligence services platform to offer measurable event insights for organizers, exhibitors and event sponsors.

•

Esja (acquired November 2017):  We made a majority investment in Esja Attractions ehf. (“Esja”) to expand our high-margin FlyOver concept into Iceland’s capital city of Reykjavik, which is experiencing robust tourism growth.  We are partnering with a team of seasoned professionals with deep experience in the Icelandic market to open our new FlyOver Iceland attraction in 2019.

KEY BUSINESS RESULTS

In 2017, strong performance and leadership from our senior management team resulted in year-over-year improvements in important financial goals as we continued our trend of long-term growth and shareholder value creation.

Our business strategy focuses on providing superior experiential services to our customers and sustainable returns on invested capital to our shareholders.  Both business units continued to make progress against our strategic growth goals while also delivering strong financial results in 2017. Key financial results for 2017 include the following:

•	Total revenue increased by 8.5% to $1.3 billion, driven by businesses we acquired during 2016 and strong organic growth from both business units;
•	Total adjusted segment EBITDA* increased by 17.2% to $152.6 million, and adjusted segment EBITDA margin increased by 90 basis points to 11.7%;
•

GES revenue increased by 7.4%, or $78.4 million, and adjusted segment EBITDA* increased by 8.7%, or $7.0 million. The increases were driven primarily by our 2016 acquisition of ON Services, base same-show revenue** growth of 4.8% and new business wins, which more than offset negative show rotation and unfavorable exchange rate variances;

•

Pursuit revenue increased by 13.4%, or $20.5 million, and adjusted segment EBITDA* increased by 30.9%, or $15.4 million. The increases were driven primarily by our December 2016 acquisition of FlyOver Canada, our investments to renovate the Banff Gondola and strong organic growth across the rest of Pursuit’s high-margin attractions and hospitality properties, which more than offset a decline from our strategic exit of lower-margin package tours;

•

The Company’s long-term performance has been similarly strong, as we have improved performance on key financial metrics over the past five years.  Total Adjusted Segment EBITDA* improved by $84.4 million (reflecting a cumulative annual growth rate of 17.5% from $68.2 million in 2013 to $152.6 million in 2017) and Adjusted Segment EBITDA margin improved by 490 basis points.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	23

*

Adjusted Segment EBITDA is a “non-GAAP financial measure,” as defined by SEC regulations. “Adjusted Segment EBITDA” is defined by Viad as segment operating income (as defined below) before non-cash depreciation and amortization, acquisition integration and transaction-related costs, if any, fire-related business interruption matters (in 2016) and FlyOver Iceland start-up costs (in 2017). Adjusted Segment EBITDA is utilized by management to measure the profit and performance of Viad’s operating segments and acquisitions to facilitate period-to-period comparisons. “Segment operating income” is defined by Viad as net income attributable to Viad before income (loss) from discontinued operations, corporate activities, interest expense and interest income, income taxes, restructuring charges, impairment losses and recoveries, and the reduction/increase for income/loss attributable to non-controlling and redeemable non-controlling interests. Segment operating income is utilized by management to measure the profit and performance of Viad’s operating segments to facilitate period-to-period comparisons. Please see Appendix A to this Proxy Statement for a reconciliation of Adjusted Segment EBITDA to the U.S. GAAP financial measure of net income attributable to Viad.

**	We define “Base same-show revenue” as revenue from shows produced by GES out of the same city during the same quarter in both the current year and prior year.

OUR PERFORMANCE: ENHANCED SHAREHOLDER VALUE

We maintained a disciplined approach to capital deployment in 2017 that enabled us to reinvest in the business, return capital to shareholders, and maintain a strong balance sheet. From 2013 to 2017, we:

•	Generated cumulative operating cash flow of $337.0 million.
•	Reinvested $506.3 million back into the business (in the form of capital expenditures and acquisitions, net of divestitures of non-strategic real estate assets), including:
o	GES acquisitions, with an aggregate purchase price of $193.5 million, generated aggregate adjusted segment EBITDA* of $23.6 million in 2017;
o	Pursuit acquisitions, with an aggregate purchase price of $125.3 million, generated aggregate adjusted segment EBITDA* of $19.5 million in 2017;
o	The Glacier Skywalk, which was constructed at a cost of approximately $20 million, generated adjusted segment EBITDA* of approximately $7 million during 2017, its fourth year of operation; and
o

The Banff Gondola, which was renovated at a cost of approximately $22 million, generated adjusted segment EBITDA* of approximately $22.5 million in 2017 (its first full year of operations since the renovation), which was approximately $8 million greater than the amount it generated prior to the renovation.

•	Returned $136.1 million to shareholders in the form of dividends and share repurchases, including:
o	The payment of special cash dividends of $2.50 per share in November 2013 and $1.50 per share in February 2014;
o	The repurchase of 0.6 million shares for $14.4 million (Viad has 440,540 additional shares available for repurchase under previous authorizations).
•	Maintained a strong balance sheet, with a 32.2% debt-to-capital ratio as of December 31, 2017.
•	Delivered total shareholder return (TSR) of 154.6%, which was 65% greater than the Russell 2000 Index, from December 31, 2012 to December 31, 2017 (assuming reinvestment of dividends, as applicable.)

*

Adjusted Segment EBITDA is a “non-GAAP financial measure,” as defined by SEC regulations. Please see Appendix A to this Proxy Statement for a reconciliation of Adjusted Segment EBITDA to the U.S. GAAP financial measure of net income attributable to Viad.

24	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

HIGHLIGHTS OF OUR COMPENSATION PROGRAM

Under the 2017 compensation program, the Human Resources Committee continued to follow compensation practices that emphasize the alignment of management’s interests with those of our shareholders.

Highlights of our 2017 compensation program, which are more fully discussed elsewhere in this CD&A, include the following:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Pay for Performance: Our annual and long-term incentives are tied directly to our financial performance. All equity awards granted to our CEO were performance units.	☒

No Above Median Targeting of Executive Compensation: We set total direct compensation to be appropriately competitive but not excessive, and the target total direct compensation of our NEOs and other executive officers generally was at the 50th percentile of our comparator group or other competitive data.

✓

Target Compensation: We target total compensation for executive officers at the market median, which we define as our comparator group and other companies of comparable revenue (see “Compensation Comparator Group” below).

		☒	No Tax Gross-Ups: Our NEOs do not receive tax gross-ups.
✓	Stock Ownership Guidelines: The stock ownership minimum for our CEO is five times base salary, and the minimum for other NEOs is between one and one-half and three times base salary.	☒	No Hedging or Pledging: Our NEOs, other executive officers, and directors may not hedge nor pledge Viad common stock as collateral for a loan.
✓	Stock Retention Policy / Restricted Stock Holding Periods: Vested restricted stock may not be sold unless and until the NEO or other executive officer has met our stock ownership guidelines.	☒	Sunset of Legacy Pension Plans: No new participants have been added to legacy pension plans since 2004, and we do not intend to add any new participants in the future.
✓

Minimum Service Requirement: Executives forfeit any unvested long-term incentive awards if termination occurs within 12 months of the date of the award. After 12 months, awards may be earned on a pro rata basis.

		☒	No “Single-Trigger” Change in Control Arrangements: No NEOs will receive severance compensation or other payments based solely on a change in control.
✓

Clawback and Compensation Recoupment Policies: Both our short-term and long-term incentive programs allow us to recoup compensation awards paid to NEOs and other executive officers who engage in certain acts detrimental to our interests.

		☒	No NEO Employment Agreements: Neither our CEO nor any other NEO has an employment agreement.
✓

Balance of Short-Term and Long-Term Incentives: Our short-term and long-term incentive programs incorporate financial performance goals that are designed to drive both annual financial performance and long-term shareholder value.

		☒	No Change In Control Excise Tax Gross-Ups: No NEOs will receive any excise tax gross-up payments in the event of a change in control.
✓	Independent Compensation Committee: All of the members of the Human Resources Committee are independent.
✓	Regular Engagement with Shareholders: We regularly engage with shareholders through our shareholder outreach program.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	25

II. PAY FOR PERFORMANCE PHILOSOPHY

We actively pursue a pay for performance philosophy. Our goals are designed to drive financial performance and to enhance shareholder value, aligning the financial interests of our NEOs, key management employees, and other executive officers with our shareholders’ financial interests. Consistent with our philosophy, our compensation program is designed to accomplish the following core objectives:

•

Encourage Shareholder Value Creation. Our program is designed to motivate executives and key employees to strive to achieve our long-term and short-term operating and financial goals, with the ultimate objective of enhancing shareholder value.

•

Attract and Retain Top Executives. We believe that it is critical to our success to attract, retain, and engage the best executive talent. A strong and stable management team is better positioned to provide effective leadership consistent with long-term shareholder interests.

•

Promote Accountability and Strategic Decision-Making. Our program encourages NEOs, executive officers and key employees to consider the risks associated with decisions that may affect our future performance. Through our compensation program, our NEOs, other executive officers, and key employees participate in the risks and rewards of Viad common stock ownership.

•

Promote Balanced Risk-Taking and Ethical Behavior. Integrity is a core value that we reinforce through our policies and programs, including our executive compensation program. Our program includes clawback provisions for short-term and long-term incentive compensation awards that are triggered if an NEO engages in conduct detrimental to our interests or contrary to our ethical standards. We believe that these measures promote balanced risk-taking and ethical behavior, which ultimately protects shareholder value.

III. DECISION-MAKING PROCESS

The Human Resources Committee annually reviews and approves our executive compensation program and compensation for our NEOs and other executive officers. While the CEO makes a recommendation to the Human Resources Committee regarding the compensation of other executive officers, the Human Resources Committee has sole responsibility with respect to the CEO and other executive officers to approve, prior to any adjustment or payout:

•	Annual base salary levels;
•	Short-term (annual) incentive opportunities, performance goals, achievement of performance targets, and payment of incentive awards;
•	Long-term incentive awards, performance goals, achievement of performance targets, and any payment of long-term incentive awards; and
•	Any special or supplemental benefits.

All elements of our CEO’s compensation are approved by the Human Resources Committee and are subject to ratification by all other independent members of the Board.

Base salary adjustments, if any, are effective January 1st for our CEO, and April 1st of each year for other NEOs and other executive officers.

At its February 2017 meeting, the Human Resources Committee granted long-term incentive awards to executive officers for the 2017–2019 performance period (as discussed in the CD&A subsection “Long-Term Incentives”), and at its March 2017 meeting, the Human Resources Committee determined performance goals and targets for the Performance Unit Incentive Plan for the 2017–2019 performance period.

26	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

INDEPENDENT COMPENSATION ADVISOR

The Human Resources Committee has sole authority to retain or terminate an independent compensation advisor and to approve the advisor’s fees. For 2017, the Human Resources Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a national independent consulting firm, to serve as its independent compensation advisor.

In its role as the Human Resources Committee’s 2017 independent advisor, FW Cook regularly attended Human Resources Committee meetings and advised on matters including our compensation program design, competitive pay, and relative pay for performance. FW Cook also provided market data, analysis, and advice regarding our NEOs’ and other executive officers’ compensation. In addition to advising the Human Resources Committee on executive pay, FW Cook advised the Corporate Governance and Nominating Committee concerning compensation of the independent members of our Board. FW Cook has not provided any services to the Company other than the executive and director compensation consulting services provided to us and to the Corporate Governance and Nominating Committee.

COMPETITIVE ANALYSIS AND RESOURCES

In determining 2017 executive pay, FW Cook provided competitive pay data, including base salary, short-term incentives, long-term incentives, and total compensation values, from proxy statements filed by our comparator group companies (as discussed in the CD&A section “Compensation Comparator Group”) and published compensation surveys. The Human Resources Committee determined levels of compensation for each NEO after considering the competitive data and a number of other factors, including an assessment of individual performance, experience, and special expertise related to each executive officer’s responsibilities, and our operating and financial results.

Based on the information that the Human Resources Committee reviewed, and in consultation with FW Cook, our pay practices were aligned with our 2017 stated pay philosophy and strategy.

COMPENSATION COMPARATOR GROUP

Due to our unique and diverse mix of businesses (from marketing and event services to travel and recreation services), we do not have a “peer” group that accurately reflects the nature of our core businesses. However, in response to shareholder feedback, the Human Resources Committee adopted a comparator group for purposes of evaluating executive compensation. After consultation with FW Cook, the comparator group used by the Human Resources Committee in making decisions related to our 2017 executive compensation program included 14 companies whose businesses are comparable with some portion of ours, as further discussed below:

2017 Comparator Group
Company Name	Ticker Symbol	Company Name	Ticker Symbol
Cedar Fair LP	FUN	Red Rock Resorts, Inc.	RRR
Deluxe Corp.	DLX	Ryman Hospitality Properties, Inc.	RHP
Eldorado Resorts, Inc.	ERI	SP Plus Corp.	SP
Emerald Expositions Events, Inc.	EEX	Sykes Enterprises, Inc.	SYKE
Healthcare Services Group, Inc.	HCSG	SeaWorld Entertainment, Inc.	SEAS
Matthews International Corp.	MATW	Vail Resorts, Inc.	MTN
The Madison Square Garden Co.	MSG	VSE Corp.	VSEC

The comparator group was selected based on the following criteria:

•

Business Diversity. The comparator group includes leisure and hospitality services companies and business-to-business services companies (including, among others, diversified support services, offices services, and commercial printing services), thus representing both elements of our business operations.

•	Comparable Revenue. All companies had revenue between approximately one-half and two times our revenue.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	27

IV. COMPENSATION COMPONENTS

The compensation components of the 2017 executive compensation program, as well as the type of compensation and the objectives of the compensation, are:

Component	Type	Objectives
Base Salary	Fixed	● Attract and retain executives ● Provide a competitive base salary for level of responsibility
Short-Term (Annual) Incentives	Variable	● Align executive pay with our annual operating results ● Promote accountability for decision-making
Long-Term Incentives	Variable

●  Align management and shareholder goals by linking management compensation to share price over an extended period

●  Encourage a longer-term view of our performance

●  Reward achievement of long-term company performance goals

●  Retain key executives

Perquisites and Other Personal Benefits	Fixed	● Promote personal health and well-being of our executive officers
Retirement Income and Savings Plans	Fixed	● Provide competitive capital accumulation plans
Post-Termination Compensation and Benefits	Fixed	● Attract and retain executives ● Promote equitable separations between Viad and our executives

MIX OF PAY

Our executive compensation program comprises a mix of fixed and variable pay components. For 2017, the table below summarizes the mix of annual and long-term compensation components for the CEO and other NEOs:

Components of 2017 Compensation As a Percentage (%) of Targeted Total Direct Compensation

Name	Base Salary (%)	Targeted Short-Term (Annual) Incentives (%)	Targeted Long-Term Incentives[1] (%)
Steven W. Moster	23%	20%	57%
Ellen M. Ingersoll	36%	22%	42%
David W. Barry	35%	19%	46%
Leslie S. Striedel	54%	19%	27%
Deborah J. DePaoli[2]	43%	24%	33%

[1]	The percentage calculation for this column is based on the grant date estimated future payouts for long-term incentives.
[2]	Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017.

The mix of annual and long-term incentives in our executive compensation program is designed to align our executives’ financial interests with those of our shareholders. Some of the program features that serve these objectives include the following:

•

Mix of short-term and long-term incentives. The mix of pay for NEOs includes both short-term (annual) and long-term (multi-year) performance objectives. We believe that this encourages our executives to consider both annual operating objectives and long-term shareholder value.

•	Annual performance goals. The Human Resources Committee sets performance goals designed to drive our annual operating performance.
•

Long-term incentives that promote shareholder interests. Our long-term incentive program for NEOs and other executive officers includes awards of restricted stock and long-term performance units, the value of

28	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

which are tied to our stock price. We believe that providing a significant portion of total compensation as stock-based awards helps to align our executives’ interests with those of our shareholders.
•

Stock ownership guidelines. Our stock ownership guidelines help to align the financial interests of our directors and NEOs with those of our shareholders.  The holding period restriction on vested restricted stock enhances this alignment (see the CD&A subsection “Stock Ownership Requirements”).

•

Forfeiture for wrongful actions. Short-term and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions relating to conduct which may be detrimental to Viad (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”).

Each component of our 2017 compensation program for NEOs is discussed below.

BASE SALARY

Base salaries represent a fixed portion of the executive compensation package. Our Human Resources Committee reviews executive base salaries annually and considers, among other factors, the executive’s base salary relative to executives in comparable roles with companies in our comparator group and other companies of comparable revenue. We describe this more fully in the CD&A subsection “Competitive Analysis and Resources.”

SHORT-TERM (ANNUAL) INCENTIVES

Our Management Incentive Plan (“MIP”) is an annual, cash-based incentive program.

The Human Resources Committee establishes the performance measures, as well as Threshold, Target, and Maximum performance levels, for each measure, at the beginning of the plan year. The performance targets are established considering both the prior fiscal year’s operating results and current fiscal year projections. The Threshold performance level is the minimum performance level required for any MIP payout, while the Maximum represents the performance level at which the maximum incentive payout may be achieved. Following the conclusion of the fiscal year, the Committee reviews the Company’s performance under each measure against the pre-established targets. Based on this review and a qualitative assessment of the Company’s performance, the Committee may approve payouts as calculated under the MIP or, considering various factors it deems appropriate, reduce the calculated payout, which may include determining that no payout is warranted under the plan. The Committee may not increase the calculated award under the MIP.

The performance measures and relative weightings for the 2017 Management Incentive Plan were:

2017 MIP
Performance Measure	Weighting
Operating Income	60%
Revenue	10%
Operating Margin	30%

The Human Resources Committee believes that Operating Income, Revenue, and Operating Margin are important measures of our annual operating performance. The Committee further believes that these measures reflect a number of important fundamental business elements, including cost discipline, market share, profitable growth, and optimizing our product mix.

Operating Income serves as a performance “gate” for any payout under the MIP, meaning that no payout for the Revenue or Operating Margin goals can be earned unless the Operating Income goal is achieved at or above Threshold. For 2017, achievement by the NEOs at Threshold earned a payout at 50% of the goal’s weight. Achievement at Target earned a pay out at 100%, and achievement at Maximum earned a pay out at 175% (the maximum achievement level or “cap”). The payout percentage was interpolated for performance between Threshold and Target, or between Target and Maximum.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	29

For 2017, annual incentives were paid to Mr. Moster, and Mses. Ingersoll, DePaoli, and Striedel as 2017 Viad performance goals under the MIP were met at 78.3% of Target, and to Mr. Barry as Pursuit 2017 performance goals under the MIP were met at 172.2% of Target.

2017 Short-Term Incentive Performance Goals, Weighting and Targets[1]
			Targeted Achievement Levels
	Performance Goal[2]	Weight	Threshold	Target	Maximum	Actual Results
Viad Consolidated	Operating Income	60%	$76,600	$83,400	$93,600	$80,533
	Revenue	10%	$1,238,200	$1,270,800	$1,319,800	$1,284,724
	Operating Margin	30%	6.2%	6.6%	7.1%	6.3%

Pursuit	Operating Income	60%	$36,700	$38,900	$42,200	$42,229
	Revenue	10%	$156,200	$161,100	$168,500	$167,683
	Operating Margin	30%	23.5%	24.2%	25.3%	25.2%

[1]

All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, the financial results were converted to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances.  The exchange rates used were as follows: Canadian dollar (0.74 to 1), British pound (1.23 to 1) and Euro (1.04 to 1).

[2]

Operating Income for Viad Consolidated is equal to segment operating income less unallocated corporate expenses. The Operating Income and Operating Margin performance goals exclude specific items that are identified at the beginning of the year, certain items that are of a non-operating nature, unplanned acquisitions, and other items for which management does not want to create an incentive. These items include acquisition transaction-related and integration expenses, and certain other specified items.

The formula for calculating an award under our short-term incentive program is:

(Annual Base Salary Earnings) x (Target Percentage) x (Company Achievement)

For 2017, Target short-term incentive percentages for the NEOs ranged from 35% to 90% of the NEO’s annual base salary earnings.

Name	Threshold[1] (%)	Target (%)	Maximum[2] (%)	Actual (%)
Steven W. Moster	27.0	90.0	157.5	70.5
Ellen M. Ingersoll	18.0	60.0	105.0	47.0
David W. Barry	16.5	55.0	96.3	94.7
Deborah J. DePaoli[3]	16.5	55.0	96.3	43.1
Leslie S. Striedel	10.5	35.0	61.3	27.4

[1]

Operating Income serves as a performance “gate” for any payout under the MIP, meaning that no payout for the Revenue or Operating Margin goals can be earned unless the Operating Income goal is achieved at or above Threshold.  Achievement at Threshold pays out at 50% of a performance goal’s weight.  The performance goal weight of Operating Income in 2017 was 60%.  The “Threshold” column in the table above reflects the NEO’s Target level (as reflected in the “Target” column above) multiplied by 30%, which reflects Company achievement of Operating Income at the Threshold level and is calculated as follows:  (Threshold amount of 50%)  x  (Operating Income performance goal weight of 60%) = 30%.  For example, Mr. Moster’s Threshold achievement percentage above was calculated as follows: (Threshold amount of 50%) x (Operating Income performance goal weight of 60%) x (Mr. Moster’s Target achievement percentage of 90%) = 27%.

[2]	The “Maximum” column in the table above reflects the NEO’s Target level times the company achievement factor at the maximum level of 175%.
[3]	Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017.

30	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

LONG-TERM INCENTIVES

We award grants of time-vested restricted stock and performance units as the components of our long-term incentive program for NEOs and other executive officers. The type and mix of long-term incentive awards in 2017 were:

Type	Brief Description	Long-Term Incentive Mix
Performance Units

●  3-year performance period

●  Payout subject to performance and payable in cash based

    on 10-day trading average of Viad common stock

●  Relative TSR, ROIC, and EBITDA performance goals

●  Subject to clawback provisions

CEO: 100%[1] All Other NEOs: 70%[2]

Restricted Stock	● 3-year ratable vesting period ● Subject to clawback provisions	CEO: 0% All Other NEOs: 30%[2]

[1]

Mr. Moster’s performance units are payable in cash for the Relative TSR performance goal and are payable in shares of Viad common stock for the ROIC and EBITDA performance goals.  At target performance, this results in a mix of 30% cash-settled and 70% stock-settled performance units.

[2]

Mr. Barry was granted $375,000 under the annual long-term incentive program, allocated 70% in Performance Units and 30% in Restricted Stock. In addition, Mr. Barry was granted a special retention grant of restricted stock with a grant date value of $150,000. The special retention grant has the same 3-year ratable vesting schedule as all other restricted stock awards issued to executives in 2017.

The mix of performance units and restricted stock places a heavy emphasis on the financial performance of the Company, and provides incentives for executives to enhance shareholder value over a multi-year period because the ultimate value of each executive’s grant will depend upon the value of Viad’s stock at the time of vesting or payout. This mix also provides an effective retention tool for executives, as each has a three-year vesting or performance period.

PERFORMANCE UNITS

The Performance Unit Incentive Plan (“PUP”) is designed to focus participants on the long-term interests of our shareholders by tying the value of the awards to our performance over a three-year period. The performance period for the 2017-2019 PUP began on January 1, 2017, and will end on December 31, 2019. Any awards, if earned, will be paid to participating executives in the first quarter of 2020. The 2017 – 2019 PUP includes three measures of our performance:  (1) Relative Total Shareholder Return (“Relative TSR”), which measures the total return on Viad common stock against the other constituents of the Russell 2000 Index; (2) EBITDA, which rewards plan participants for increased cash flow, improved profitability, and operating efficiencies; and (3) ROIC, which encourages strong returns on invested capital in excess of our cost of capital.

The Human Resources Committee believes the Russell 2000 Index provides an appropriate comparator to measure how our stock price is performing relative to the stock prices of companies in the same stock market index and with similar market capitalizations.

The performance goals for the 2017-2019 Performance Unit Incentive Plan, along with their relative weights, are:

2017 PUP
Performance Goals	Weighting
Relative TSR[1]	30%
EBITDA[2]	35%
ROIC[3]	35%

[1]

Relative TSR is a goal measured by our performance relative to other Russell 2000 Index constituents. For the performance units awarded in 2017, Relative TSR is based on: (a) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2016 (“Initial Stock Price”); (b) dividends paid between January 1, 2017, and December 31, 2019, calculated on a per share basis using the ex-dividend date with respect to each such dividend

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	31

(“Dividends Paid”); and (c) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2019 (“Ending Stock Price”). Relative TSR is calculated as follows: (Ending Stock Price + Dividends Paid – Initial Stock Price) / Initial Stock Price.

[2]

EBITDA is a non-GAAP financial measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries, and income/loss attributable to non-controlling and redeemable non-controlling interests. The EBITDA performance goal excludes specific items that are identified at the beginning of the plan cycle, certain items that are of a non-operating nature, and other items for which management does not want to create an incentive. These items include acquisition transaction-related and integration expenses, and certain other specified items. Additionally, EBITDA contributions from businesses acquired during the measurement period shall only be included in the calculation of EBITDA if the EBITDA performance goal is otherwise attained at or above the Target level. However, in no case shall EBITDA from acquisitions be included during their first calendar year of our ownership. This treatment of acquisitions is intended to balance management’s focus between delivering strong organic results and driving growth through acquisition.

[3]

ROIC means return on invested capital, and is defined as EBITA/Average Capital. EBITA is defined as the PUP EBITDA measure minus depreciation expense, plus rent expense (excluding short-term rent expense that is recognized in cost of sales), minus implied depreciation expense on capitalized operating leases. “Average Capital” is defined as the average of the beginning and end of year balances for the following assets and liabilities: accounts receivable; inventory; accounts payable; accrued compensation; customer advances; net PP&E and capitalized operating leases; gross goodwill; and intangibles arising from acquisitions completed after the MoneyGram spin-off on June 30, 2004. The EBITA and Average Capital from businesses acquired during the measurement period shall be excluded from measurement of the ROIC performance goal. Additionally, the Average Capital (above any amounts that may be specifically provided for in the targeted achievement levels for ROIC) associated with major organic corporate development projects shall be included in the calculation of ROIC only once the asset or asset improvement is placed in service, as defined by GAAP. This treatment of acquisitions and major organic corporate development projects is intended to avoid a possible disincentive for acquiring businesses or investing in large, multi-year development projects that will generate strong returns over the long-term but put temporary downward pressure on the Company’s ROIC in the short-term. The Human Resources Committee believes that the combination of the Relative TSR performance goal, the ROIC performance goal, and the EBITDA performance goal provides strong alignment with shareholder returns and encourages management to be strong stewards of shareholder capital.

Achievement and Payout

At the end of the three-year performance period, the Human Resources Committee reviews the Company’s performance under the PUP against the pre-established targets. Based on this review and a qualitative assessment of the Company’s performance over the three-year performance period, the Human Resources Committee may approve payouts as calculated under the PUP or, considering various factors it deems appropriate, reduce the calculated payout, which may include determining that no payout is warranted under the plan. The Human Resources Committee may not increase the calculated award under the PUP. The calculated value of the payouts to the NEO is determined as follows:

(Number of units) x (Unit value*) x (Achievement Factor)

*

Unit value is determined using the average price of our common stock during the 10-day trading period beginning on the day following the public announcement of our year-end financial results for the final year of the performance period. As discussed in the CD&A subsection “Highlights of Our Compensation Program,” beginning with the 2016–2018 performance period, if targets are achieved, 70% of our CEO’s performance units will be paid out in Viad common stock and 30% in cash. The Human Resources Committee believes that this change more closely aligns our CEO’s compensation with the performance of our stock and the interests of our shareholders over the long-term. Awards to the other NEOs and executives will be paid out in cash, according to the payout formula.

The achievement factor ranges from 0% to 200% of the value of the performance units based on actual achievement.

32	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

The Relative TSR performance goal is subject to achievement as follows:

Relative TSR Performance - Russell 2000 Index	Achievement Percentage of the Relative TSR Performance Goal
90th percentile or above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

Performance unit awards for the 2017–2019 PUP may be earned based on the degree of achievement of the performance measures over the performance period. The Human Resources Committee believes the three-year performance period motivates executives to make decisions that will benefit Viad shareholders over the long term.

2015–2017 Performance Unit Award Plan Payouts

The Human Resources Committee reviewed and approved the performance results under the 2015-2017 PUP in February 2018. The Committee also approved payouts to executive officers based on these results. The performance results under the 2015–2017 PUP were as follows:

2015-2017 PUP Performance Goals, Weighting and Targets[1]
			Targeted Achievement Levels			Actual Results
	Performance Goal[2]	Weight	Threshold	Target	Maximum	Amount	Weight
Viad Consolidated	EBITDA[3]	35%	$100,933	$106,833	$117,567	$104,913	29.3%
	ROIC[4]	35%	15.5%	16.4%	18.1%	17.1%	49.4%
	TSR	30%	50% (25th Percentile)	100% (50th Percentile)	200% (90th Percentile or above)	200.0%	60.0%
							138.7%
Pursuit	EBITDA[3]	35%	$38,400	$39,567	$41,700	$47,679	70.0%
	ROIC[4]	35%	20.5%	21.0%	22.0%	22.4%	70.0%
	TSR	30%	50% (25th Percentile)	100% (50th Percentile)	200% (90th Percentile or above)	200.0%	60.0%
							200.0%

[1]

All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, the financial results were converted to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances.  The exchange rates used were as follows: Canadian dollar (0.82 to 1), British pound (1.50 to 1) and Euro (1.14 to 1).

[2]

Each of the performance goals for the PUP are explained in detail under “Performance Units” in this CD&A.  EBITDA for Viad Consolidated is equal to GES EBITDA plus Pursuit EBITDA less unallocated corporate expenses excluding any corporate depreciation and amortization. The EBITDA and ROIC performance goals exclude specific items that are identified at the beginning of the year, certain items that are of a non-operating nature, and other items for which management does not want to create an incentive. These items include acquisition transaction-related expenses and certain other specified items.

[3]

EBITDA contributions from businesses acquired during the measurement period were not included in the calculation of Viad Consolidated EBITDA achievement because the Viad Consolidated EBITDA performance goal was not otherwise attained at or above the Target level. EBITDA contributions from businesses acquired during the measurement period, except EBITDA contributions during their first calendar year of our ownership, were included in the calculation of Pursuit EBITDA achievement because the Pursuit EBITDA performance goal was otherwise attained at or above the Target level.  This treatment of acquisitions is intended to balance management’s focus between delivering strong organic results and driving growth through acquisition.

[4]

The ROIC performance goal excludes all businesses acquired during the measurement period.  Additionally, it excludes the increases in Average Capital (above the amounts specifically provided for in the targeted achievement levels for ROIC) related to: (i) the Banff Gondola renovation, until those improvements were placed in serviced, as defined by GAAP, and (ii) the

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	33

reconstruction of the Mount Royal Hotel, which was not yet been placed in service, as defined by GAAP. This treatment of acquisitions and major organic corporate development projects is intended to avoid a possible disincentive for acquiring businesses or investing in large, multi-year development projects that will generate strong returns over the long-term but put temporary downward pressure on the Company’s ROIC in the short-term.

Historical PUP Achievement

This chart shows actual achievement from performance-based long-term incentives over the three most recently completed performance periods, as a percentage of target. It illustrates that our PUP is at-risk compensation and actual payouts can, and often do, vary considerably from year to year. The variation in achievement is consistent with the Human Resource Committee’s primary objective of tying incentive compensation to our long-term financial performance.

HISTORICAL PUP ACHIEVEMENT (% OF TARGET)

*There was no payout for Viad Consolidated during the 2013-2015 performance period.

TIME-VESTED RESTRICTED STOCK

Except for the CEO, whose long-term incentive award consisted entirely of performance units in 2017, restricted stock awards were granted to the NEOs and other executives who had a significant impact on our operational and financial goals.

Restricted stock awards vest three years after the date of grant and, for all awards made after 2013, the holding period will continue unless and until the NEOs and other executives meet our stock ownership guidelines.  We describe our stock ownership guidelines more fully under “Stock Ownership Guidelines for Directors and Executive Officers” in this Proxy Statement.

Recipients of restricted stock may vote the underlying shares and will receive dividends during the restricted period.

PERQUISITES AND OTHER PERSONAL BENEFITS

Perquisites and other personal benefits are part of each NEO’s total compensation package and are reviewed periodically to ensure external competitiveness. The perquisites we provide to our NEOs include an annual executive physical examination, accidental death and dismemberment insurance, business travel accident insurance, and Company-paid parking.  We provide a company-leased automobile to Mr. Moster.

34	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

The value of perquisites provided to our NEOs have an annual target value between $3,000 and $8,000 per NEO, other than our CEO’s personal use of a Company car (valued at $11,601 for 2017). Consistent with our policy, we do not make any tax gross-up payments for any NEO perquisites or personal benefits. Additional information on perquisites and other personal benefits is provided in the “Summary Compensation Table” section of this Proxy Statement.

POST-EMPLOYMENT COMPENSATION

Certain termination events will trigger post-employment payments and benefits for our NEOs, including retirement, change in control severance, termination for cause, involuntary termination not for cause, and death or disability. These are discussed under the “Potential Payments upon Employment Termination or Change in Control” section of this Proxy Statement. Post-termination compensation provides for our executive officers’ short-term (termination or change in control) or long-term (retirement) security should their employment end. In the event of involuntary termination, post-termination compensation is intended to provide an interim financial resource to the executive during the transition from Viad employment.

RETIREMENT INCOME AND SAVINGS PLANS

In connection with the 2004 MoneyGram spin-off, MoneyGram became solely responsible for paying annual retirement benefits to all executives who participated in the SERP and the MoneyGram Pension Plan. As of the spin-off date, MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan and the SERP, including our CFO. In addition to the retirement benefits paid by MoneyGram under the SERP and the MoneyGram Pension Plan, our CFO also receives retirement benefits from Viad under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to certain SERP participants. The lump-sum awards were instituted in 2005 in connection with the MoneyGram spin-off in 2004, at which time the credited service benefits for the SERP’s participants were frozen and were made solely in lieu of our accruing pension benefits for our CFO and other SERP participants. Except for our CFO, none of the NEOs participate in the SERP, the Defined Contribution Plan, or the MoneyGram Pension Plan.

All eligible U.S. employees may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, Messrs. Moster and Barry, and Ms. Ingersoll are eligible to participate in the Viad Corp Supplemental 401(k) Plan (the “Supplemental 401(k)”), which provides for additional employee contributions over the annual limits set by the Internal Revenue Code for the 401(k) Plan, plus company matching contributions on the same percentage as the 401(k) Plan.

The change in the value of the pension plans during 2017 is included in the “Summary Compensation Table” section of this Proxy Statement. Please refer to the “Pension Benefit Table” and the “Potential Payments upon Employment Termination or Change in Control” sections of this Proxy Statement for further discussion of retirement benefits.

POST-TERMINATION COMPENSATION AND BENEFITS

Change in Control Severance

Under our previous Executive Severance Plan (Tier I) (the “Grandfathered Plan”), a participating NEO is eligible for severance benefits if we terminate the NEO’s employment without cause or by the NEO’s voluntary termination for good reason (as those terms are defined in the Grandfathered Plan) within 36 months after a Viad change in control, or by the NEO for any reason (other than for good reason, death, disability or retirement). As of February 26, 2017, we eliminated tax gross-up provisions and modified single-trigger provisions in the Grandfathered Plan, which was part of a sunset amendment we adopted in 2013. In 2013, we also adopted a new Executive Severance Plan (Tier I) for all NEOs hired in 2013 and thereafter (the “Executive Severance Plan”). The Executive Severance Plan does not contain a “modified single-trigger” provision or allow excise tax gross-ups in the event of a change in control.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	35

The purpose of the Grandfathered Plan and the Executive Severance Plan is to ensure, in the event of a possible change in control, that the NEOs will be available (without concern for their personal financial situations) to perform their regular duties and to advise management and the Board as to whether the change in control proposal would be in our or our shareholders’ best interests.  NEOs may also be called upon to assist in the change in control implementation and transition, and to perform other appropriate actions. Severance benefits also provide an economic means for the NEOs to transition from Viad employment. Our CEO recommends the participants in these plans and the Human Resources Committee then approves the recommendations. Upon a change in control, our annual and long-term incentive plans also provide for accelerated vesting of equity awards and payment of annual incentive and performance units, as discussed in the “Potential Payments upon Employment Termination or Change in Control” section of this Proxy Statement.

Severance Agreements

Messrs. Moster and Barry each have a severance agreement providing for a post-termination severance payment in the event we terminate either of them for any reason other than for cause, or if the executive voluntarily terminates his employment for “good reason.”  The severance agreements are further discussed in the “Potential Payments upon Employment Termination or Change in Control” section of this Proxy Statement.

V. OTHER ASPECTS OF OUR COMPENSATION PROGRAM

CLAWBACK PROVISIONS FOR DETRIMENTAL CONDUCT

In order to protect the Company, annual and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions relating to the following conduct:

•

an officer or employee knowingly participated in misconduct that caused a misstatement of our financial statements, or in misconduct which constituted a material violation of our Code of Ethics or certain other policies;

•

an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of our financial statements, or  materially violated our Code of Ethics or certain other policies; and

•	an officer or employee acted significantly contrary to our best interests.

The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, we have the right to stop a NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. We may also seek monetary damages for such activities.

The following incentive compensation is subject to clawback provisions:

•	awards of restricted stock and performance units granted in the last two years of employment;
•

any payments received (without regard to tax effects) from the sale of restricted stock that vested, or with respect to earned performance units, during the last two years of employment; no time limit applies in the case of misconduct during employment that causes a misstatement of our financial statements;

•	all cash bonuses paid during the last 18 months of employment;
•	outstanding vested, but not exercised, stock options; and
•	any gain (without regard to tax effects) realized from the exercise of an option subject to the clawback provisions.

As discussed in the “Highlights of Our Compensation Program” subsection of this CD&A, all long-term incentive agreements include clawback provisions applying to NEOs and other executive officers if terminated in the first year of the vesting period. Under the clawback provisions, an executive must forfeit any long-term incentive

36	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

awards covered by those agreements if the executive’s employment is terminated due to retirement, death, disability, or termination without cause within 12 months after the grant date. Long-term incentive awards will vest pro rata if the termination occurs after the 12-month forfeiture period lapses and the executive executes a separation agreement and release, and the amount of the award will be based on the length of time the executive was employed during the applicable vesting or performance period. The clawback provisions provide a retention incentive for our executives, and we believe that they provide a more appropriate balance between our interests and those of our executives.

STOCK OWNERSHIP GUIDELINES

Our stock ownership guidelines were adopted to promote alignment between executives and shareholders and to encourage actions to enhance long-term shareholder value. The guidelines require executives to own a minimum amount of stock on a direct basis, meaning Viad common stock that is subject to market risk and not simply held as options. The minimum required amount ranges from 1.5 to 5.0 times an executive’s annual base salary, depending on organization level, as summarized below:

STOCK OWNERSHIP GUIDELINES
Executives	Ownership Guidelines
CEO	5.0 times base salary
Direct Reports to CEO	3.0 times base salary
Second Level Below CEO	1.5 times base salary

Ms. Ingersoll’s Viad common stock ownership currently exceeds the stock ownership guidelines. Messrs. Moster and Barry and Ms. Striedel are working toward achieving compliance with the stock ownership guidelines.  Effective with the 2013 grants of long-term incentives, we placed a hold on vested restricted stock earned by each NEO, net of taxes, until the NEO’s total stock ownership meets our stock ownership guidelines or the NEO is no longer our employee.

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain NEOs in excess of $1 million per officer in any year that did not qualify as performance-based. All fiscal year 2017 compensation decisions complied with Section 162(m).

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017, that is not modified in any material respect after that date. Certain of our PUP awards granted prior to November 2, 2017, may be eligible to qualify under the performance-based exception.

OUR SHAREHOLDER OUTREACH PROGRAM

Our shareholder outreach program facilitates robust and meaningful discussions with our shareholders.

We ensure that at least one director is available for consultation and direct communication with shareholders, as appropriate. Since April 2013, our Chairman, Mr. Dozer, has acted as liaison between the Board and shareholders on investor matters.

We consider our shareholders’ perspectives on all aspects of our business, including executive compensation. Our management and our Board have used the shareholder outreach program to gather shareholder input on a range of topics related to executive compensation and governance matters, including the alignment between pay and performance and our long-standing philosophy that a significant portion of executive compensation should be based on sustained, long-term performance and shareholder value creation.

Viad Corp | COMPENSATION DISCUSSION & ANALYSIS	37

Our current executive compensation program is responsive to feedback received in connection with the Company’s extensive shareholder outreach efforts.

At the 2017 Annual Meeting of Shareholders, approximately 99% of the voting shareholders approved, on an advisory basis, the Company’s 2016 NEO compensation program. We believe that these voting results reflect our shareholders’ endorsement of the current direction of our executive compensation program, and affirm the alignment of our program with shareholder interests. We continue to maintain an active and open dialogue with our shareholders to identify ways to further refine and improve our executive compensation program, and we believe our current program adequately and effectively addresses shareholder concerns, promotes our business strategy, and aligns pay with performance and shareholder value.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. For more information about shareholder feedback opportunities, please refer to the “Communication with Board of Directors” section of this proxy statement.

38	Viad Corp | COMPENSATION DISCUSSION & ANALYSIS

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED 2017, 2016, AND 2015

The following table shows compensation paid, accrued, or awarded to our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers for the years indicated.

The amounts presented below in column (e), “Stock Awards,” and column (f), “Option Awards” do not reflect actual pay, but rather represent the grant date fair value of awards granted to the NEOs and may not reflect the actual value to be realized by each NEO. Variables that can affect the actual value realized by the NEOs include achievement levels of performance targets, economic and market risks associated with stock and option awards, and performance unit valuation based on the market price of Viad common stock. For tax purposes, the actual value realized by the NEOs will not be determined until the time of vesting, in the case of restricted stock and performance units, or until option exercise, in the case of option awards. For all other purposes, the actual value realized by the NEOs will not be determined until sale of the vested or underlying stock.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Steven W. Moster[5]	2017	800,000	—	2,000,018	562,700	572	46,690	3,409,980
President and CEO;	2016	725,000	—	1,300,436	759,700	441	71,172	2,856,749
President of GES	2015	600,000	—	839,645	569,300	4	52,360	2,061,309
Ellen M. Ingersoll[6]	2017	423,370	—	490,016	198,800	41,799	319,883	1,473,868
Chief Financial	2016	411,543	—	488,338	305,100	29,993	251,275	1,486,249
Officer	2015	403,955	—	489,565	287,500	132	248,374	1,429,526
David W. Barry[7]	2017	398,775	—	524,987	377,500	23	10,800	1,312,085
President of Pursuit	2016	385,027	—	375,022	362,200	—	11,347	1,133,596
	2015	199,231	—	376,320	117,900	—	420	693,871
Leslie S. Striedel[8]	2017	255,625	—	130,013	70,000	—	10,219	465,857
Chief Accounting	2016	245,027	—	129,504	105,900	—	15,067	495,498
Officer
Deborah J. DePaoli[9]	2017	339,272	—	290,014	146,100	391	125,817	901,594
Former General	2016	365,392	—	288,686	248,300	519	19,567	922,464
Counsel & Secretary	2015	358,655	—	289,910	234,000	19	18,516	901,100

[1]

The amounts shown under column (e) reflect the grant date fair value of long-term incentives awarded (other than stock options, the grant date fair value of which is reflected in column (f)) to the named executive officers, including restricted stock and performance units granted in years 2015 through 2017. The grant date fair value of the performance unit awards granted in 2015, 2016 and 2017 were computed by multiplying (i) the number of units awarded to each NEO, assuming achievement at target level, by (ii) the closing price of the underlying shares on the grant date. The amounts shown under this column (e) include 2017 performance unit awards in the amount of $2,000,018 for Mr. Moster, $343,016 for Ms. Ingersoll, $262,493 for Mr. Barry, $202,991 for Ms. DePaoli (this grant was cancelled on November 17, 2017) and $91,009 for Ms. Striedel; 2016 performance unit awards in the amount of $1,300,436 for Mr. Moster, $342,646 for Ms. Ingersoll, $261,706 for Mr. Barry, $202,350 for Ms. DePaoli and $91,732 for Ms. Striedel; and 2015 performance unit awards in the amount of $839,645 for Mr. Moster, $341,875 for Ms. Ingersoll, $263,424 for Mr. Barry and $202,390 for Ms. DePaoli. If achievement is at maximum level, the grant date fair values of the 2017 performance unit awards would be $4,000,035 for Mr. Moster (70% to be paid out in Viad common stock), $686,032 for Ms. Ingersoll, $524,987 for Mr. Barry, $405,982 for Ms. DePaoli (this grant was cancelled on November 17, 2017) and $182,018 for Ms. Striedel; 2016 performance unit awards would be $2,600,872 for Mr. Moster (70% to be paid out in Viad common stock), $685,292 for Ms. Ingersoll, $523,412 for Mr. Barry, $404,700 for Ms. DePaoli and $183,464 for Ms. Striedel; and the 2015 performance unit awards would be $1,679,290 for Mr. Moster, $683,750 for Ms. Ingersoll, $526,848 for Mr. Barry and $404,780 for Ms. DePaoli. Assumptions made in the valuation of stock awards under this column (e) are discussed in our 2017 Form 10-K, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

Viad Corp | EXECUTIVE COMPENSATION	39

[2]

The amounts shown under column (g) represent incentive cash awards under the Management Incentive Plan (“MIP”) for 2015, 2016 and 2017 pursuant to the 2007 Viad Corp Omnibus Incentive Plan, each of which was paid in March of the following year. The 2017 performance targets are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

[3]

The amounts shown under column (h) represent the year-over-year pension value change in the actuarial present value of the SERP and the MoneyGram Pension Plan, as well as above-market earnings on the Defined Contribution Plan, which is described in detail in the “Non-Qualified Deferred Compensation Table” section of this Proxy Statement, and the Supplemental 401(k) Plan. In connection with the spin-off of MoneyGram on June 30, 2004, liabilities associated with the SERP and MoneyGram Pension Plan obligations were assumed entirely by MoneyGram. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code). The year-over-year pension value change for Ms. Ingersoll was $40,020 from 2016 to 2017. For the Defined Contribution Plan, the above-market earnings for Ms. Ingersoll were $0 for 2017, 2016 and 2015. For the Supplemental 401(k) Plan, the above-market earnings in 2017 were $572 for Mr. Moster, $1,779 for Ms. Ingersoll and $391 for Ms. DePaoli; in 2016 were $441 for Mr. Moster, $2,607 for Ms. Ingersoll and $519 for Ms. DePaoli; and in 2015 were $4 for Mr. Moster, $132 for Ms. Ingersoll and $19 for Ms. DePaoli.

[4]	The aggregate incremental cost of perquisites is the actual cost we incurred as a result of providing those items unless otherwise stated.
[5]

The amount reported under column (i) for Mr. Moster in 2017 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; an annual physical examination; office parking; a matching contribution under the Supplemental 401(k) Plan; and $11,601 for personal use of a Company-leased automobile; and (ii) the following other compensation: a $10,800 matching contribution under the 401(k) Plan. The aggregate incremental cost of Mr. Moster’s personal use of his Company-leased automobile was calculated using a percentage of use methodology, with the amount reported for 2017 being the aggregate value of all automobile lease payments and fuel costs multiplied by the percentage attributable to Mr. Moster’s personal use of the automobile.

[6]

The amount reported under column (i) for Ms. Ingersoll in 2017 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; $3,286 for annual physical examination; $1,111 for office parking; and a $6,125 matching contribution under Supplemental 401(k) Plan; and (ii) the following other compensation: $298,456 in defined contribution plan benefits; and a $10,800 matching contribution under the 401(k) Plan. The defined contribution plan contribution is a benefit accrual for the period from January 1, 2017 through December 31, 2017, pursuant to the Defined Contribution Plan. The accrued benefits under the Defined Contribution Plan, which we established as of January 1, 2013, replace the annual lump-sum cash awards previously paid to Ms. Ingersoll in lieu of the Company accruing benefits for her as a participant of the SERP. Ms. Ingersoll is the only employee of the Company participating in the Defined Contribution Plan, and the Company does not intend to add any new participants in the future. The Defined Contribution Plan is described in detail in the “Pension Arrangements” and “Non-Qualified Deferred Compensation Table” sections of this Proxy Statement.

[7]	The amount reported under column (i) for Mr. Barry in 2017 includes a $10,800 matching contribution under the 401(k) Plan.
[8]	The amount reported under column (i) for Ms. Striedel in 2017 includes a $10,219 matching contribution under the 401(k) Plan.
[9]

The amount reported under column (i) for Ms. DePaoli in 2017 includes a $45,000 lump sum payment, $36,409 for severance payments, $33,608 for payout of unused vacation, and a $10,800 matching contribution under the 401(k) Plan. Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017. All 2017 figures in the table above for Ms. DePaoli reflect rates of pay through November 17, 2017.

PENSION ARRANGEMENTS

As discussed in Note 3 to the Summary Compensation Table and in the CD&A section of this Proxy Statement, MoneyGram is solely responsible for paying annual retirement benefits to our CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s 2004 spin-off from Viad. MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan. MoneyGram assumed all liability for the SERP as of the spin-off date including, for our CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the date of termination of employment with us and our subsidiaries.

40	Viad Corp | EXECUTIVE COMPENSATION

Our CFO also receives retirement benefits under the Defined Contribution Plan, which we established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to her. The lump-sum awards began in 2005 in connection with the 2004 MoneyGram spin-off, at which time the credited service benefits for the SERP’s participants were frozen, and were made solely in lieu of accruing pension benefits for our CFO as a participant of the SERP.

Our CFO is the only participant in the Defined Contribution Plan. Our CEO does not participate in the Defined Contribution Plan, and the Company does not intend to add any new participants in the future. Since 2004, the Company has not added any new participants to its legacy pension plans, including the SERP and the MoneyGram Pension Plan, and does not intend to add any new participants in the future.

EMPLOYMENT AGREEMENTS

We do not have employment agreements with our NEOs, other than the severance agreements as described in the CD&A subsection “Post-Termination Compensation and Benefits – Severance Agreements.”

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2017

The table below supplements the disclosure in the Summary Compensation Table on plan-based awards. The table provides, by grant date, the estimated future payouts for awards granted in 2017 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2017 that have been paid out. All awards in 2017 were granted pursuant to the 2007 Viad Corp Omnibus Incentive Plan. For a description of all other material terms of the awards described in the table below, please refer to the “Short-Term (Annual) Incentives” and “Long-Term Incentives” subsections of the “Compensation Discussion and Analysis” section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			Grant Date Fair Value of Stock and
Name	Grant Date[2]	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Moster		216,000	720,000	1,260,000
PSU[1]	2/21				14,753	29,505	59,010	1,400,012
PUP[1]	2/21				6,323	12,645	25,290	600,005
Ingersoll		76,200	254,000	444,500
RS1	2/21					3,098		147,000
PUP[1]	2/21				3,615	7,229	14,458	343,016
Barry		65,800	219,300	383,800
RS1	2/21					5,532		262,493
PUP[1]	2/21				2,766	5,532	11,064	262,493
DePaoli[5]		56,000	186,600	326,500
RS1	2/21					1,834		87,023
PUP[1]	2/21				2,139	4,278	8,556	202,991
Striedel		26,800	89,500	156,600
RS1	2/21					822		39,004
PUP[1]	2/21				959	1,918	3,836	91,009

[1]

“PSU” represents awards of performance units to be paid, if earned, in Viad common stock. “PUP” represents awards of performance units to be paid, if earned, in cash. “RS” represents awards of restricted stock.

[2]	Grant dates occurred in 2017.

Viad Corp | EXECUTIVE COMPENSATION	41

[3]

The amounts in column (d) reflect the possible payment if performance measures are achieved at Target level under the 2017 MIP. The amounts shown in column (c) reflect the possible minimum payment level under the 2017 MIP, which is 50% of Target, as discussed in the CD&A subsection “Short-Term (Annual) Incentives.”  The amounts shown in column (e) are 175% of the Target amount shown in column (d). Actual payout results are reflected in column (g) of the Summary Compensation Table.

[4]

Columns (f), (g) and (h) present the estimated Threshold, Target, and Maximum payouts as of the grant date for the NEOs’ 2017 awards of performance units, as well as the estimated payout in column (g) as of the grant date for awards of restricted stock. The grant date fair value of the restricted stock awards granted on February 21, 2017, was $47.45 per share. The actual value realized by the NEO for the 2017 restricted stock and performance unit awards will not be determined until the time of vesting.

[5]	Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED DECEMBER 31, 2017

The table below includes all NEOs’ outstanding options and unvested stock awards as of December 31, 2017, including awards subject to performance conditions.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Option Exercise Price ($)[2]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3,4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
Moster
PSU[5]						126,410	7,003,114
RS6	—	N/A	N/A	—	—	—	—
PUP[7]	—	N/A	N/A	42,581	2,358,982	54,290	3,007,666
Ingersoll
2/24/2010	46,789	16.62	2/24/2020
RS6	—	N/A	N/A	13,898	769,949	—	—
PUP[7]	—	N/A	N/A	17,338	960,498	39,858	2,208,133
Barry
RS6	—	N/A	N/A	13,932	771,833	—	—
PUP[7]	—	N/A	N/A	19,600	1,085,840	30,464	1,687,706
DePaoli[8]
2/24/2010	5,084	16.62	2/17/2018
RS6	—	N/A	N/A	4,759	263,649	—	—
PUP[7]	—	N/A	N/A	9,852	545,793	9,398	520,649
Striedel
RS6	—	N/A	N/A	3,322	184,039	—	—
PUP[7]	—	N/A	N/A	3,606	199,783	10,636	589,234

[1]

Stock option awards for the NEOs include a combination of incentive stock options and non-qualified stock options, in compliance with IRS requirements. All stock options in the table above were granted on February 24, 2010, and vested in

42	Viad Corp | EXECUTIVE COMPENSATION

three equal annual installments beginning one year after the grant date and ending three years after the grant date, and expire ten years after the grant date, or 90 days after termination of employment.

[2]

The original exercise price of the 2010 grant of stock options was based on the closing selling price of Viad’s common stock on the grant date. Pursuant to the mandatory provisions of the 2007 Viad Corp Omnibus Incentive Plan and the award agreements executed under the plan, the Human Resources Committee approved equitable adjustments to the option and performance unit awards as a result of special dividends paid on November 14, 2013 and February 14, 2014. Under the equitable adjustments, the number of securities underlying outstanding options was increased and the option exercise price for such options was decreased.

[3]	For columns (g) and (h), restricted stock vests three years from the date of grant.
[4]

For columns (h) and (j), the market value of shares (or units) was computed by multiplying the number of shares (or units) by $55.40, the closing market price of our common stock at December 29, 2017, the last trading day of 2017.

[5]	“PSU” refers to performance units to be paid, if earned, in Viad common stock.
[6]	“RS” refers to restricted stock.
[7]

“PUP” refers to performance units to be paid, if earned, in cash. The number of performance units and dollar value of those units, as reflected in column (i) and column (j), respectively, was as of December 31, 2017.

[8]	Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2017

For the named executive officers, the table below lists stock options exercised in 2017 and restricted stock that vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Moster
RS2	—	—	28,800	1,593,855
Ingersoll
RS2	—	—	6,500	291,525
Barry
RS2	—	—	—	—
DePaoli[3]
RS2	—	—	4,100	183,885
Striedel
RS2	—	—	1,000	44,850

[1]	The value realized upon the vesting of stock awards is the closing selling price of Viad’s common stock on the date of vesting times the number of shares vesting.
[2]	“RS” refers to restricted stock.
[3]	Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017.

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PENSION BENEFITS FOR FISCAL YEAR ENDED DECEMBER 31, 2017

This table shows the present value of our CFO’s accumulated benefits.  She is the only NEO who receives benefits under a pension plan of Viad or its subsidiaries. MoneyGram assumed the liability related to the payment of benefits under the SERP in connection with our June 2004 MoneyGram spin-off.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)[2]	(e)
Ingersoll[1]	SERP	2.439	299,583	—

[1]

Ms. Ingersoll participates in the SERP. Credited service ceased to accrue under the SERP as of the MoneyGram spin-off on June 30, 2004 (actual number of years of service for Ms. Ingersoll is 16 years). The SERP provides retirement benefits based on final average earnings, which is the average of the 60 months of annual base salary plus 50% of the annual incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable. Ms. Ingersoll is entitled to a pension benefit at age 60 equal to A - B, where:

A =	(1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)

+

(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint); and

B =	Annual benefit from the MoneyGram Pension Plan, if applicable.

Ms. Ingersoll is not eligible to receive benefits under the SERP prior to age 55. If Ms. Ingersoll elects to receive benefits at or after age 55 and before age 60, she will receive a reduction of 0.25% for each monthly benefit payment prior to her 60th birthday.

[2]

Assumptions made in quantifying the present value of the current accrued benefit under this column (d) are discussed in our 2017 Form 10-K, in Note 17 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2017

The following table provides the amounts contributed to non-qualified deferred compensation plans during 2017.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2,4]	Aggregate Earnings in Last Fiscal Year ($)[3,4]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Moster
Supplemental 401(k) Plan[5]	—	21,142	1,781	—	55,751
Ingersoll
Defined Contribution Plan[4]	—	298,456	254,812	—	1,614,970
Supplemental 401(k) Plan[5]	—	6,125	6,229	—	149,717
Barry
Supplemental 401(k) Plan[5]	—	5,142	34	—	5,176
DePaoli[6]
Supplemental 401(k) Plan[5]	—	2,771	1,346	—	33,540

[1]	These amounts are contributed by the executive out of his or her annual base salary. Such contributions are reported as compensation in the Summary Compensation Table under column (c) (“Salary”).

44	Viad Corp | EXECUTIVE COMPENSATION

[2]

Our matching contribution under the Supplemental 401(k) Plan is the same as our matching contribution under the 401(k) Plan that is generally available to all employees.  We match 100% of the first 3% of annual base salary contributed, and 50% of the next 2% of annual base salary contributed by the executive officer. Matching contributions are reported as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”).

[3]

Interest on each participant’s account balance is paid at an annual rate equal to the yield as of January 1, April 1, July 1, and October 1 on the Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds, or such other rate as the Human Resources Committee may determine in a manner consistent with the requirements of Section 409A of the Internal Revenue Code and related regulations. If the deferred compensation account is to be paid in installments, the interest is credited quarterly prior to the end of each installment period. If the deferred compensation account is not paid in installments, the interest is credited quarterly prior to the end of the participant’s deferral period.

[4]

“Defined Contribution Plan” refers to the Viad Corp Defined Contribution Supplemental Executive Retirement Plan, which we established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to Ms. Ingersoll since the spin-off of MoneyGram in 2004. Our contributions under the Defined Contribution Plan are made only for the benefit of the account of Ms. Ingersoll, the plan’s sole participant. The Defined Contribution Plan provides annual contributions to the participant’s account, and such contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. The participant has a phantom account where hypothetical investment returns are deposited or credited, and assumes the investment risks and rewards by selecting from among a set of investment options we provided. The contribution amounts are recalculated each year based on the participant’s current salary and annual incentive bonus payment amounts, and any changes to the estimated benefits at retirement from the SERP and the MoneyGram Pension Plan. Our contributions are reported in the Summary Compensation Table under column (i) (“All Other Compensation”).

[5]

Refers to the Viad Corp Supplemental 401(k) Plan, which is a U.S.-based retirement program. Payments under the Supplemental 401(k) Plan are made only to participants who are U.S. citizens between the ages of 55 and 65.

[6]	Ms. DePaoli’s last day as an employee and our General Counsel & Secretary was November 17, 2017.

POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION OR CHANGE IN CONTROL

Certain termination events will trigger post-termination payments and benefits for our NEOs. Each termination event and the amount that could be payable to NEOs under each termination event is provided in the tables below, assuming a qualifying termination date of December 31, 2017, with a closing price of $55.40 per share for Viad’s common stock on December 29, 2017, the last trading day of the year, except where specifically indicated below.

RETIREMENT

Upon normal or early retirement, NEOs would receive ownership of the restricted stock (or units) and earned performance units awarded to them upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), provided that the NEO’s retirement occurs at least 12 months after the grant date of such awards and the executive executes a separation agreement and release satisfactory to the Company. All other restricted stock (or units) and performance units held by the NEO will be forfeited upon the NEO’s retirement. Stock options not yet exercisable would fully vest upon retirement (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the NEO may exercise the option rights on or before the earlier of: (1) the fifth anniversary of the NEO’s retirement date; or (2) the date on which the options expire. Under the MIP, NEOs receive an accrued annual incentive bonus, if earned, on a pro-rata basis. Eligibility for normal retirement is age 65 and 55 for early retirement. Currently, none of our NEOs are eligible to receive retirement benefits.

Our CFO is also entitled to retirement benefits as a participant in the Defined Contribution Plan, which we established in 2013 to replace the payment of lump-sum cash awards, including tax gross-ups, previously made to her. The contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. The form and amounts of payments under the Defined Contribution Plan are more fully described in the “Non-Qualified Deferred Compensation Table,” “Summary Compensation Table” and “Pension Arrangements” sections of this Proxy Statement.

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CHANGE IN CONTROL AND CHANGE IN CONTROL SEVERANCE

Grandfathered Executive Severance Plan

Under our previous Executive Severance Plan (Tier I) (the “Grandfathered Plan”), a participating NEO is eligible for severance benefits if the NEO’s employment is terminated without cause or by the NEO for good reason (as those terms are defined in the Grandfathered Plan) within 36 months after a change in control, or by the NEO for any reason (other than for good reason, death, disability or retirement). Under those circumstances, the executive would receive a lump-sum payment, as severance compensation, equal to a multiple of the following sum:

•	The NEO’s highest annual base salary; plus
•	The NEO’s target cash bonus under the MIP for the fiscal year in which the change in control occurs.

The multiple, in the case of termination without cause or termination by the NEO for good reason, will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the executive was employed following a change in control and the denominator of which is 36.

As referenced in the “Post-Termination Compensation and Benefits – Change in Control Severance” subsection of the CD&A section of this Proxy Statement, as of February 26, 2017, we phased out the modified single-trigger provisions, as well as all tax gross-up provisions, under the Grandfathered Plan. Mr. Moster and Ms. Ingersoll, each of whom was hired prior to 2013, participate in the Grandfathered Plan.

Executive Severance Plan

In 2013, we adopted a new Executive Severance Plan (Tier I) (the “Executive Severance Plan”), which does not contain any tax gross-up or modified single-trigger provisions and applies to NEOs hired in 2013 and thereafter. Mr. Barry and Ms. Striedel participate in the Executive Severance Plan. Under the Executive Severance Plan, a participating NEO is eligible for severance benefits if the NEO’s employment is terminated without cause or by the executive for good reason (as those terms are defined in the Executive Severance Plan) within 36 months after a change in control. Under those circumstances, the executive would receive a lump-sum payment, as severance compensation, equal to a multiple of the following sum:

•	The NEO’s highest annual salary; plus
•	The NEO’s target cash bonus under the MIP for the fiscal year in which the change in control occurs.

The multiple is equal to the product of three times a fraction, the numerator of which is 36 minus the number of full months the NEO was employed following a change in control and the denominator of which is 36.

The table below shows the cash amount payable and the value of equity and other benefits that could be received in the case of an NEO’s termination without cause or the NEO’s voluntary termination for good reason in connection with a change in control, assuming that the NEO had a qualifying termination date of December 31, 2017.

46	Viad Corp | EXECUTIVE COMPENSATION

Estimated Benefits in the Event of a Change in Control with Involuntary/Without Cause or Voluntary/Good Reason Termination, In Dollars ($)

	Moster	Ingersoll	Barry	Striedel	DePaoli[9]	Aggregate Payments
Cash Severance Payment[1]	8,879,137	3,285,099	1,867,905	1,042,875	423,650	15,498,666
Annual Incentive Cash Bonus[2,3,5]	720,000	254,022	219,326	89,469	146,100	1,428,917
Restricted Stock[3,5]	—	769,949	771,833	184,039	263,649	1,989,470
Performance Units[3,4,5]	4,259,337	1,295,049	1,003,331	305,032	567,056	7,429,805
Incremental Pension Benefit[6]	—	14,573	—	—	—	14,573
Defined Contribution Benefit[7]	—	2,510,338	—	—	—	2,510,338
Welfare Benefits and Perquisites[8]	82,286	45,561	43,848	12,593	8,589	192,877
Outplacement Services	30,000	30,000	30,000	30,000	—	120,000
Totals	13,970,760	8,204,591	3,936,243	1,664,008	1,409,044	29,184,646

[1]

Discussed in the paragraphs above this table. The amounts reported in the table as cash severance payments are calculated in accordance with the terms of the Grandfathered Plan, except for Mr. Barry and Ms. Striedel, whose cash severance payment was calculated in accordance with the terms of the Executive Severance Plan.

[2]

If there were a change in control, regardless of whether there is a termination of employment in connection therewith, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP, calculated based on the achievement of performance measures through the date of the change in control.

[3]

Immediate full vesting of equity grants will occur, and the NEO will have the ability to surrender options within a 60-day period following the change in control for an amount in cash equal to the difference between the acquiring company’s purchase price for the underlying shares and the exercise price under the applicable award agreements. A cash amount for the annual incentive cash benefit, calculated as if the pre-defined target was met at 100% and prorated through the date of the change in control, would be paid to the NEO upon a change in control, whether or not the NEO was terminated in connection with the change in control. The disclosed option benefits assume that each NEO with outstanding options timely elected to surrender all such options, and that an amount equal to the closing price of Viad’s common stock on December 31, 2017, was paid for each share in connection with the change in control.

[4]

If there is a change in control, regardless of whether there is a termination of employment in connection therewith, each of the NEOs would be entitled to receive a cash payment for performance units granted under the PUP, calculated as if each of the pre-defined targets were met at 100%, and prorated from the start date of the performance period to the date of the change in control.

[5]

If the payouts and vesting were to occur upon the change in control, then the performance units and the annual cash incentive would not be paid out again and no additional vesting of the restricted stock would occur in the event of an employment termination in connection with a change in control.

[6]

The Grandfathered Severance Plan and the Executive Severance Plan provide a special retirement benefit to NEOs in the form of an additional benefit accrual under the SERP, determined as if the NEO continued employment during the severance period with the severance compensation included in his or her final average compensation as defined by the SERP. This special retirement benefit only applies to Ms. Ingersoll.

[7]

Ms. Ingersoll is the only current employee who is a participant in the Defined Contribution Plan. Under the Defined Contribution Plan, immediate full vesting of all participant contribution accounts occurs upon a change in control. If we terminate Ms. Ingersoll without cause (as that term is defined in the Defined Contribution Plan) within three years after a change in control, she will receive any company discretionary contribution amount (as defined in the Defined Contribution Plan) that would have been credited to her company discretionary contribution account (as defined in the Defined Contribution Plan) had she continued to be employed through the earlier of:  (i) age 60; or (ii) the third anniversary of her termination date.

Viad Corp | EXECUTIVE COMPENSATION	47

[8]

NEOs receive continued welfare benefits coverage for the severance period of three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change in control through the last day of the executive’s employment, and the denominator of which is 36 months.

[9]	The amounts are actual payments due to Ms. DePaoli as of November 17, 2017, her last day as an employee and our General Counsel & Secretary.

INVOLUNTARY TERMINATION NOT FOR CAUSE

In February 2007, the Board adopted, upon recommendation of the Human Resources Committee, a severance arrangement for our executive officers, which codified our historical, discretionary practice to provide severance cash payments if we terminated an executive officer without cause (not for death, disability or cause). Except for Mr. Moster and Mr. Barry, who would receive lump-sum cash payments pursuant to the terms of their respective severance agreements, under the Executive Officer Pay Continuation Policy, executive officers with less than seven years of service would receive six months of salary, and executive officers with seven or more years of service would receive up to one year’s salary. Executive officers would receive continued health and welfare benefits and a pro-rata annual cash incentive award under the MIP for the calendar year in which they were last employed, if earned. The executive officer will also receive outplacement services. No payment, however, would be made under the Executive Officer Pay Continuation Policy unless the executive officer executes a general release containing a release of all claims against us, a covenant not to sue, a non-competition covenant and a non-disparagement agreement, in form and substance satisfactory to us. The terms of any written agreement relating to severance payment upon termination of an executive officer without cause that is approved by the Board will supersede the policy, and exceptions to the policy may be made if recommended by our CEO and approved by the Human Resources Committee.

The following table shows the cash amount and values of equity awards and other benefits that could be received by the NEOs in the event any of them are terminated without cause (not in connection with a change in control and not for death, disability or cause), assuming that the NEO had a qualifying termination date of December 31, 2017.

Estimated Benefits in the Event of Involuntary Termination Not For Cause, In Dollars ($)

	Moster[1]	Ingersoll	Barry[2]	Striedel	DePaoli[5]	Aggregate Payments
Cash Severance Payment	1,600,000	426,476	401,700	128,750	423,650	2,980,576
Annual Incentive Cash Bonus	720,000	254,022	219,326	89,469	146,100	1,428,917
Restricted Stock[3]	—	598,320	465,360	138,500	263,649	1,465,829
Performance Units[3]	3,267,461	1,777,301	1,760,706	417,900	567,056	7,790,424
Defined Contribution Benefit[4]	—	1,614,970	—	—	—	1,614,970
Welfare Benefits and Perquisites	—	15,082	—	2,057	8,589	25,728
Outplacement Services	30,000	30,000	30,000	30,000	—	120,000
Totals	5,617,461	4,716,171	2,877,092	806,676	1,409,044	15,426,444

[1]

Mr. Moster’s severance agreement provides that he will receive, if we terminate him without cause, a post-termination lump-sum cash payment in an amount equal to the sum of (1) two times his then-current annual salary and (2) a pro-rata portion of his then-current target cash incentive award under the MIP, if earned pursuant to the terms of such plan, in each case net of any required withholdings, for the calendar year in which he was last employed. We are not obligated to make any payments to Mr. Moster under his severance agreement unless and until Mr. Moster resigns from our Board of Directors and timely executes a release of all claims, waiver of rights and covenant not to sue in form and substance satisfactory to us, in our reasonable discretion.

[2]

Mr. Barry’s severance agreement provides that he will receive, if we terminate him without cause, a post-termination lump-sum cash payment in an amount equal to the sum of (1) his then-current annual salary and (2) a pro-rata portion of his then-current target cash incentive award under the MIP, in each case net of any required withholdings, if earned pursuant to the terms of such plan, for the calendar year in which he was last employed. We are not obligated to make any payments to Mr. Barry under his severance agreement unless and until he timely executes a release of all claims, waiver of rights and covenant not to sue in form and substance satisfactory to us, in our reasonable discretion.

48	Viad Corp | EXECUTIVE COMPENSATION

[3]

All restricted stock granted to the executives in 2015 and 2016 will vest on a pro-rata basis, and the executives will receive a pro-rata share of all earned performance units granted in 2015 and 2016 at the end of the three-year performance period. No payments would be made to any executive for any restricted stock or earned performance units granted in 2017.

[4]

As disclosed in Note 4 to the Nonqualified Deferred Compensation Table and elsewhere in this Proxy Statement, Ms. Ingersoll is the only current employee who is a participant in the Defined Contribution Plan. Under the provisions of the Defined Contribution Plan, if Ms. Ingersoll’s employment is terminated, voluntarily or involuntarily, under circumstances other than retirement (as that term is defined in the Defined Contribution Plan), she shall receive her vested account balance (as that term is defined in the Defined Contribution Plan) in either a lump-sum payment or annual installment payments, at her election. Pursuant to Section 409A of the Internal Revenue Code and the regulations under that section, the vested account balance is calculated as of the close of business on the first day after the 6-month period immediately following her termination.

[5]	The amounts are actual payments due to Ms. DePaoli as of November 17, 2017, her last day as an employee and our General Counsel & Secretary.

VOLUNTARY TERMINATION FOR GOOD REASON

Messrs. Moster and Barry each have a severance agreement with us. The agreements provide for post-termination payments upon a voluntary termination of employment by the executive for “good reason.”  A “good reason” condition includes any of the following:

•	Material reduction or change in authority, duties, or responsibilities;
•

Material reduction in annual base salary, unless made in concert with, and in an amount not greater than the percentage adjustment mandated, as part of an across-the-board reduction of annual base salary for our other executive officers;

•	Successor to Viad fails to assume Viad’s obligations under the agreement; and
•	In the case of Mr. Moster, office relocation outside of the Phoenix Metropolitan Area of Arizona.

Upon termination, Messrs. Moster and Barry will receive the same payments and benefits described under the “Involuntary Termination Not For Cause” subsection, provided that they timely execute a release of all claims, waiver of rights, and covenant not to sue in a form satisfactory to us, in our reasonable discretion. Mr. Moster’s receipt of post-termination benefits is also conditioned on his resignation from our Board of Directors.

DEATH OR DISABILITY

The following table shows the cash amount and the value of equity that could be received by an NEO in the event of employment termination due to disability, or by the NEO’s estate in the event of employment termination due to death, assuming that the NEO had a qualifying termination date of December 31, 2017.

Estimated Benefit in the Event of Death or Disability, In Dollars ($)

	Moster	Ingersoll	Barry	Striedel	DePaoli[3]	Aggregate Payments
Annual Incentive Cash Bonus[1]	562,700	198,800	377,500	70,000	146,100	1,355,100
Restricted Stock[2]	—	598,320	465,360	138,500	263,649	1,465,829
Performance Units[2]	3,267,461	1,777,301	1,760,706	417,900	1,010,937	8,234,305
Totals	3,830,161	2,574,421	2,603,566	626,400	1,420,686	11,055,234

[1]	The MIP provides that the NEOs will be entitled to receive the accrued cash incentive payment, if earned, prorated to the date of employment termination.

Viad Corp | EXECUTIVE COMPENSATION	49

[2]

All restricted stock granted to the NEOs in 2015 and 2016 will vest on a pro-rata basis, and the NEOs will receive a pro-rata share of all earned performance units granted in 2015 and 2016 at the end of the three-year performance period. No payments would be made to any NEO for any restricted stock or earned performance units granted in 2017.

[3]	The amounts are actual payments due to Ms. DePaoli as of November 17, 2017, her last day as an employee and our General Counsel & Secretary.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2017, with respect to shares of our common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below consists of the 2007 Viad Corp Omnibus Incentive Plan and the 2017 Viad Corp Omnibus Incentive Plan, the latter of which was approved by our shareholders at the 2017 Annual Meeting of Shareholders on May 18, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
2017 Viad Corp Omnibus Incentive Plan (the “2017 Plan”)[1]			1,744,546
2007 Viad Corp Omnibus Incentive Plan	63,773	$16.62	__________
Total	63,773		1,744,546

[1]

The 2017 Plan has a 10-year term and provides for the following types of awards to officers, directors and certain other employees: (a) incentive and non-qualified stock options; (b) restricted stock (and units); (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards; and (f) certain other stock-based awards. The number of shares of common stock authorized for grant under the 2017 Plan is limited to 1,750,000 shares.  Any shares awarded under the 2017 Plan that are terminated (by cancellation, expiration, forfeiture or otherwise), settled in cash or exchanged, with the Human Resources Committee’s permission before they are issued will be available again for grant under the 2017 Plan.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are providing the following disclosure that compares the annual total compensation of our “median employee” to the annual total compensation of our Principal Executive Officer, our CEO.

To determine our median employee, we included base salary, which could be paid in the form of hourly wages, and commissions paid, as the consistently applied compensation measure for all employees. We selected these pay elements because they were the most consistently paid across our organization. We reviewed compensation as of October 13, 2017, to determine our median employee. As of that date, we had 18,223 employees according to the definition provided under Dodd-Frank, though not all of these employees were actively working at that time. In determining our median employee, we excluded employees from countries that represent 5% or less of our global headcount. The excluded countries were Hong Kong, The Netherlands, Romania, Switzerland, and the United Arab Emirates. Combined, this population represented 192 employees, or less than 1% of our total headcount.

We applied statistical sampling to develop a narrow range of employees around our estimated median pay of $4,662. Using a range of pay within 10% of this estimated median, we identified 591 employees. We then conducted further analysis of prior years’ earnings to identify 30 employees from this group with relatively stable

50	Viad Corp | EXECUTIVE COMPENSATION

earnings over the past several years. Finally, from this list of 30 employees, we selected our median employee, who was a part-time employee in 2017 and who was represented by a union.

Having determined our median employee, we collected additional elements of pay pursuant to Item 402(c)(2)(x) of Regulation S-K, which is the same methodology used to determine compensation for our CEO and our other NEOs in the Summary Compensation Table above. The table below provides the annual total compensation for our median employee and for our CEO, as well as the ratio of our CEO’s total compensation to that of the median employee.

CEO Pay Ratio – includes part-time and seasonal employees:
2017 Total Annual Compensation – Median Employee	$6,599
2017 Total Annual Compensation – Steven W. Moster, CEO	$3,420,480
Ratio of CEO Compensation to the Median Employee	518:1

Supplemental Pay Ratio Disclosure

Due to the nature of our business, we employ both full-time and part-time employees. In many cases, and particularly for those who are represented by a union or work for us on a seasonal basis, our employees may work for a few days or a few months during the year. These same employees may work for us for many successive years on a part-time basis, but the limited number of total working hours means that their pay, and consequently the median pay of our employee population, is low relative to a population comprising only our full-time employees.

For comparison, we are providing a supplemental pay ratio calculation based on a median employee selected using the same methodology as above, with the exception that it excludes part-time and seasonal employees.

CEO Pay Ratio – median employee determined by excluding part-time and seasonal employees:
2017 Total Annual Compensation – Median Employee	$58,336
2017 Total Annual Compensation – Steven W. Moster, CEO	$3,420,480
Ratio of CEO Compensation to the Median Employee	59:1

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices.  As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Viad Corp | EXECUTIVE COMPENSATION	51

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2017

Management has primary responsibility for Viad’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee is to oversee Viad’s accounting and financial reporting processes and audits of the Company’s financial statements. In addition, we assist the Board in its oversight of:

•	the integrity of Viad’s financial statements,
•	the independent registered public accounting firm’s qualifications and independence,
•	the performance of Viad’s internal audit function and the independent registered public accounting firm, and
•	Viad’s compliance with legal and regulatory requirements, including overseeing its Always Honest Compliance and Ethics Program.

Disclosure Controls and Internal Control Over Financial Reporting

Management develops and maintains adequate systems of internal accounting and financial controls and the independent registered public accounting firm expresses an opinion on the effectiveness of Viad’s internal control over financial reporting.

During 2017, management tested and evaluated its system of internal control over financial reporting. Management regularly updated the independent registered public accounting firm and us regarding that review. We also reviewed the independent registered public accounting firm’s report relating to its audit of the effectiveness of the Company’s internal control over financial reporting.

Independent Registered Public Accounting Firm

Viad’s independent registered public accounting firm for 2018 is Deloitte & Touche LLP. In determining whether to reappoint Deloitte & Touche LLP, we took into consideration, among other things, the firm’s independence, the length of time the firm has been engaged, the quality of the ongoing discussions with the firm, and the firm’s familiarity with Viad’s global operations and businesses, accounting policies and practices and internal control over financial reporting. We also assessed the firm’s, and the lead audit partner’s, professional qualifications and past performance. We concluded that Deloitte & Touche LLP is independent and should serve as Viad’s independent registered public accounting firm for 2018.

Financial Statements Recommendation

Management prepared the Company’s 2017 financial statements, and Deloitte & Touche LLP audited and then issued a report on those financial statements indicating that they are complete, accurate, and in accordance with generally accepted accounting principles. We recommended that the Company’s 2017 audited financial statements be included in Viad’s 2017 Annual Report on Form 10-K, filed with the SEC on February 28, 2018. A copy of Deloitte and Touche LLP’s report is included with your proxy materials. In connection with our recommendation, we:

•	Reviewed and discussed Viad’s audited financial statements with management and Deloitte & Touche LLP;
•

Discussed with Deloitte & Touche LLP the items the independent registered public accounting firm is required to communicate to us in accordance with the applicable requirements of the Public Accounting Oversight Board (the “PCAOB”).

52	Viad Corp | AUDIT COMMITTEE REPORT

•

Received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with us concerning independence; and

•

Discussed with Deloitte & Touche LLP their independence from Viad, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent registered accounting firm from performing specific services that could impair their independence, and (ii) Viad’s and the Audit Committee’s policies.

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that Viad specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Robert E. Munzenrider, Chair

Richard H. Dozer

Virginia L. Henkels

Edward E. Mace

Joshua E. Schechter

PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight, and termination of the independent registered public accountants. The Audit Committee selected Deloitte & Touche LLP, a registered public accounting firm, as our independent registered public accounting firm for 2018.

Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. Although the NYSE listing standards and Audit Committee charter require the Audit Committee to engage, retain and supervise the independent registered public accountants, the Board considers the selection of the independent registered public accountants to be an important matter for shareholders.  Therefore, the Board is submitting the appointment of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. No determination has been made as to what action the Audit Committee and the Board would take if the shareholders do not approve the appointment.

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s written policy is to pre-approve all audit and permissible non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other permissible non-audit services. Any service incorporated within the independent registered public accountants’ engagement letter that the Committee approves, is deemed pre-approved. Any service identified as to type and estimated fee in the written annual service plan of the independent registered public accountants, which is approved by the Committee, is deemed pre-approved up to the dollar amount provided in such annual service plan.

Viad Corp | PROPOSAL 2	53

During the year, the independent registered public accountants also provide additional accounting research and consultation services required by, and incidental to, the audit of our financial statements and related reporting compliance. These additional audit-related services are pre-approved up to the amount provided in the annual service plan, which is approved by the Committee. The Committee may also pre-approve services on a case-by-case basis during the year, or the Committee Chairman may give such pre-approval in writing on behalf of the Committee. The Chairman reviews his pre-approvals with the full Committee not later than the Committee’s next meeting.

The Committee’s approval of proposed services and fees are noted in the Committee’s meeting minutes or by signature on behalf of the Committee on the engagement letter. The independent registered public accountants are periodically requested to summarize the services and fees paid to date, and report to the Committee whether the services and fees have been pre-approved in accordance with the Committee’s required pre-approval process.

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of the aggregate fees Deloitte & Touche LLP billed us for professional services provided for the fiscal years ended December 31, 2017 and 2016.

	2017 Fees	2016 Fees
Fee Category	($)	($)
Audit Fees[1]	2,220,964	2,332,058
Audit-Related Fees[2]	195,245	190,722
Tax Fees[3]	—	112,170
All Other Fees[4]	—	—
Total Fees	2,416,209	2,634,950

[1]

Audit Fees. Consists of fees billed for professional services provided for the audits of our financial statements for the fiscal years ended December 31, 2017 and 2016, and for reviewing the financial statements included in our quarterly reports on Form 10-Q for those fiscal years. Fees in 2017 and 2016 also were incurred in connection with the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]

Audit-Related Fees. Consists of fees billed for services provided to Viad for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance and consultation and ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for services provided to Viad for tax services, which generally include fees for corporate tax planning, consultation and compliance.
[4]

All Other Fees. Consists of fees billed for all other services provided to Viad, which generally include fees for consultation regarding computer system controls and human capital consultations. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2017 and 2016.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Human Resources Committee, which is composed entirely of independent directors, and the full Board believe that the executive compensation policies, procedures and decisions made with respect to our NEOs are competitive, are based on our pay for performance philosophy, and are focused on achieving our goals and enhancing shareholder value.

The following proposal, which is being submitted pursuant to Section 14A of the Exchange Act, provides our shareholders with an opportunity to vote to approve, on an advisory basis, our NEOs’ compensation, as disclosed in this Proxy Statement. This vote, which occurs annually, is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our NEOs. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” section of this Proxy Statement, which

54	Viad Corp | PROPOSAL 3

provides details of our compensation policies, procedures, and decisions regarding the NEOs, as well as the tables and other information in the “Executive Compensation” section of this Proxy Statement.

For the reasons discussed above and in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board asks our shareholders to vote “FOR” the adoption of the following resolution to be presented at the Annual Meeting:

RESOLVED, that the Viad Corp (the “Company”) shareholders approve, on an advisory basis, the overall compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, Summary Compensation Table, and related compensation tables, notes, and narrative discussion in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders.

Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will review, consider, and take into account the voting results, as they have in previous years, when making future decisions regarding executive compensation to the extent they can determine the cause of any significant negative voting.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation.

VOTING PROCEDURES AND REVOKING YOUR PROXY

VOTING PROCEDURES

To be elected as a director in an uncontested election, the number of shares voted “for” a director nominee from the shares present and voting in person or by proxy must exceed the number of shares voted “against” the director nominee. To be elected in contested elections, where the number of nominees exceeds the number of directors to be elected, director nominees must receive a plurality of the shares present and voting in person or by proxy. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters submitted to you at the Annual Meeting will be decided by a majority of the votes cast, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. You may not cumulate votes.

Shares voted by shareholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority, or quorum. Abstentions and broker non-votes from shareholders and brokers who return their proxies, or who attend the meeting and are entitled to vote on the subject matter, will count towards determining a quorum for that proposal.

Banks and brokers and other nominees that have not received voting instructions from their clients may vote their clients’ shares on Proposal 2 (ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm), but not on Proposals 1 or 3. Under NYSE rules, the only agenda item to be acted upon at our 2018 Annual Meeting of Shareholders with respect to which a broker or nominee will be permitted to exercise voting discretion is Proposal 2. Therefore, if a beneficial holder of Viad common stock does not give the broker or nominee specific voting instructions on Proposals 1 or 3, the holder’s shares will not be voted on those proposals and a broker non-vote will occur. The affirmative vote of holders of the majority of all votes cast by holders of Viad’s outstanding stock entitled to vote is required to approve each of the proposals. Abstentions and broker non-votes will not be included in the vote totals and, as such, will have no effect on the outcome of the proposals.

Your proxy will be voted in accordance with your instructions. Unless you vote otherwise, all shares represented by your returned signed proxy will be voted as noted on page 1 of this Proxy Statement. If you participate in a 401(k) plan of Viad or one of its subsidiaries, your proxy will serve as a voting instruction to the respective trustee. If you do not provide voting instructions, the trustees will vote those shares in accordance with the majority of shares voted in such plans for which instructions were received or in the discretion of such trustees as their fiduciary duty may require.

Viad Corp | VOTING PROCEDURES AND REVOKING YOUR PROXY	55

To reduce printing and mailing costs, we adopted a procedure approved by the SEC called “householding.” Shareholders of record who have indicated that they would like to continue to receive copies of the proxy materials and who have the same address and last name will receive only one copy of this Proxy Statement and 2017 Form 10-K, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer to receive a separate copy of this Proxy Statement and the 2017 Form 10-K, if you prefer to receive separate copies of these documents in the future, or if you are currently receiving separate copies of these documents and would like to request delivery of a single copy of the documents in the future, please contact EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). We will promptly deliver a separate copy of this Proxy Statement and 2017 Form 10-K upon receiving your request. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

REVOKING YOUR PROXY

Your proxy may be revoked if you either:

•

Deliver a signed, written revocation letter, dated later than the proxy, to Irma Villarreal, Assistant General Counsel and Assistant Secretary, at our Phoenix address listed in the notice of meeting attached to this Proxy Statement;

•	Deliver a signed proxy, dated later than the first one, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not by itself revoke your proxy unless you choose to vote in person.

SOLICITATION OF PROXIES

We will pay for the cost of solicitation. We will solicit proxies primarily through the mail, but our directors, officers, and regular employees may solicit proxies personally, by telephone, or otherwise, and no additional compensation will be paid to such individuals. We will also reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of shares.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals intended for inclusion in the Proxy Statement to be furnished to all shareholders entitled to vote at our 2019 Annual Meeting of Shareholders must be received at our principal executive offices not later than the close of business, Arizona local time, on December 5, 2018, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our Proxy Statement.

Our Bylaws require that any shareholder proposal that is not submitted for inclusion in next year’s Proxy Statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2019 Annual Meeting, must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2018 annual meeting. As a result, to be timely, proposals, including director nominations, submitted pursuant to these provisions of our Bylaws must be received no earlier than the close of business on December 5, 2018, and no later than the close of business on February 19, 2019.

Proposals, director nominations or related questions should be directed in writing to the undersigned at the address listed in the notice of meeting attached to this Proxy Statement.

56	Viad Corp | SUBMISSION OF SHAREHOLDER PROPOSALS

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

The Proxy Statement and the 2017 Form 10-K are available on our website at www.viad.com by clicking the link “Annual Meeting-Proxy Materials” under the “Investors” section, or by written request to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement. You may also obtain our other SEC filings and certain other information through the Internet at www.sec.gov and our website at www.viad.com. Information contained in any website referenced in this Proxy Statement is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

WE APPRECIATE YOUR PROMPT RESPONSE!

Viad Corp | OTHER BUSINESS	57

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement includes the presentation of “Adjusted Segment EBITDA,” which is supplemental to results presented under GAAP and may not be comparable to similarly titled measures presented by other companies. Adjusted Segment EBITDA should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. The use of this non-GAAP financial measure is limited, compared to the GAAP measure of net income attributable to Viad, because it does not consider a variety of items affecting our consolidated financial performance as reconciled below. Because this non-GAAP measure does not consider all items affecting our consolidated financial performance, a user of our financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of our performance.

Management believes that the presentation of Adjusted Segment EBITDA provides useful information to investors regarding our results of operations for trending, analyzing, and benchmarking the performance and value of our business. Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital, both from a valuation and return perspective.

We define “Adjusted Segment EBITDA” as segment operating income (as defined below) before non-cash depreciation and amortization, acquisition integration and transaction-related costs, if any, start-up costs related to FlyOver Iceland (in 2017) and fire-related business interruption matters (in 2016). Management uses Adjusted Segment EBITDA to measure the profit and performance of our operating segments and acquisitions to facilitate period-to-period comparisons.

We define “Segment Operating Income” as net income attributable to Viad before income (loss) from discontinued operations, corporate activities, interest expense and interest income, income taxes, restructuring charges, impairment losses and recoveries, and the reduction/increase for income/loss attributable to non-controlling or redeemable non-controlling interests. Management uses Segment Operating Income to measure the profit and performance of our operating segments to facilitate period-to-period comparisons.

58	Viad Corp | APPENDIX A

A reconciliation of net income attributable to Viad to Adjusted Segment EBITDA is as follows:

EBITDA FROM ACQUISITIONS, THE GLACIER SKYWALK, and THE BANFF GONDOLA
	Year Ended December 31, 2017
	GES			PURSUIT
Millions	Acquisitions[1]	All Other	Total	Acquisitions[2]	Glacier Skywalk	Banff Gondola	All Other	Total	VIAD TOTAL
Net Income Attributable to Viad									$57.7
Net Income Attributable to Noncontrolling Interest									0.5
Net Loss Attributable to Redeemable Noncontrolling Interest									(0.1)
Loss from Discontinued Operations									0.3
Income Tax Expense									45.9
Net Interest Expense									8.0
Impairment Recoveries									(29.1)
Restructuring Charges									1.0
Corporate Activities & Eliminations									12.8
Segment Operating Income	$3.1	$46.9	$50.0	$10.8	$6.7	$21.1	$8.5	$47.1	$97.1
Segment Depreciation	9.7	16.8	26.4	6.9	0.4	1.4	7.3	16.1	42.5
Segment Amortization	10.7	0.1	10.8	1.5	-	0.0	0.1	1.6	12.4
FlyOver Iceland Start-up Costs	-	-	-	0.1	-	-	-	0.1	0.1
Acquisition Integration & Transaction Costs	0.2	-	0.2	0.2	-	-	0.2	0.4	0.5
Adjusted Segment EBITDA	$23.6	$63.8	$87.4	$19.5	$7.1	$22.5	$16.1	$65.2	$152.6

Revenue	$133.2	$999.9	$1,133.1	$52.0	$7.9	$33.1	$80.9	$173.9	$1,307.0
Adjusted Segment EBITDA Margin	17.7%	6.4%	7.7%	37.6%	90.0%	68.1%	19.9%	37.5%	11.7%

Note - Certain amounts above may not total due to rounding.

[1]	GES acquisitions include: Blitz Communications, onPeak, and N200 (all acquired in 2014); ON Services (acquired in 2016); and Poken (acquired in March 2017).
[2]

Pursuit acquisitions include: the West Glacier Properties (acquired in 2014); Maligne Lake Tours, CATC, and FlyOver Canada (all acquired in 2016); and Esja (acquired in November 2017), which is the entity that is developing and will operate our FlyOver Iceland attraction that is expected to open in Reykjavik, Iceland in 2019.

Viad Corp | APPENDIX A	59

ADJUSTED SEGMENT EBITDA

Millions	2012	2013	2014	2015	2016	2017
Net Income Attributable to Viad	$5.9	$21.6	$52.4	$26.6	$42.3	$57.7
Net Income Attributable to Noncontrolling Interest	0.7	0.1	3.2	0.4	0.5	0.5
Net Loss Attributable to Redeemable Noncontrolling Interest	-	-	-	-	-	(0.1)
Loss (Income) from Discontinued Operations	(3.0)	(2.4)	(14.4)	0.4	0.7	0.3
Income Tax Expense	19.6	8.3	0.1	10.5	21.2	45.9
Net Interest Expense	-	3.0	0.9	0.1	4.7	8.0
Impairment Charges (Recoveries)	4.9	3.8	1.6	3.0	0.2	(29.1)
Restructuring Charges	0.7	0.7	1.7	3.9	5.2	1.0
Corporate Activities & Eliminations	9.4	6.8	14.3	9.7	11.1	12.8
Segment Operating Income	$38.2	$41.9	$59.9	$54.6	$85.9	$97.1
Segment Depreciation	29.3	26.5	27.9	27.9	33.4	42.5
Segment Amortization	0.7	1.3	2.7	7.2	9.2	12.4
FlyOver Iceland Start-Up Costs	-	-	-	-	-	0.1
Fire-related Business Interruption Matters	-	-	-	-	0.1	0.0
Acquisition Integration & Transaction Costs	-	-	0.8	0.9	1.6	0.5
Adjusted Segment EBITDA	$68.2	$69.7	$91.3	$90.6	$130.2	$152.6

Revenue	$1,006.6	$953.3	$1,065.0	$1,089.0	$1,205.0	$1,307.0
Adjusted Segment EBITDA Margin	6.8%	7.3%	8.6%	8.3%	10.8%	11.7%

60	Viad Corp | APPENDIX A

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0000369211_1 R1.0.1.17  VIAD CORP  1850 NORTH CENTRAL AVE., SUITE 1900  PHOENIX, AZ 85004-4565  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information. Vote by 11:59 P.M. ET on 05/16/2018 for shares held directly and by 11:59  P.M. ET on 05/14/2018 for shares held in a Plan. Have your proxy card in hand when you  access the web site and follow the instructions to obtain your records and to create an  electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET  on 05/16/2018 for shares held directly and by 11:59 P.M. ET on 05/14/2018 for shares  held in a Plan. Have your proxy card in hand when you call and then follow the  instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees  For Against Abstain  1A Richard H. Dozer  1B Virginia L. Henkels  1C Robert E. Munzenrider  The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain  2. Ratification of the selection of Deloitte & Touche LLP as Viad's independent registered public accounting firm  for 2018.  3. Advisory approval of named executive officer compensation.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,  please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or  partnership, please sign in full corporate or partnership name by authorized officer.

0000369211_2 R1.0.1.17  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report  are available at www.proxyvote.com  Viad Corp  Annual Meeting of Shareholders  May 17, 2018 8:00 AM  This proxy is solicited by the Board of Directors  The shareholder(s) hereby appoint(s) Steven W. Moster and Irma Villarreal, or either of them, as proxies, each  with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as  designated on the reverse side of this ballot, all of the shares of Common stock of Viad Corp that the  shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, MST on  5/17/2018, at the Royal Palms Hotel, 5200 East Camelback Road, Phoenix, AZ 85018, and any adjournment or  postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is  made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side